Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-176787

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
2.50% Convertible Senior Notes due 2018	$155,250,000(1)(2)	100%	$155,250,000(1)(2)	$18,024.53(3)
Common Stock, $0.001 par value per share	—(4)	—(4)	—(4)	—(5)

(1)	Equals the aggregate principal amount of 2.50% convertible senior notes due 2018 to be registered hereunder. These amounts are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes $20,250,000 in aggregate principal amount of 2.50% convertible senior notes due 2018 that may be offered and sold pursuant to the exercise in full of the underwriters’ over-allotment option to purchase additional 2.50% convertible senior notes due 2018.

(3)	Calculated pursuant to Rule 457(o) and Rule 457(r) under the Securities Act. The fee payable in connection with the offering of Common Stock pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.

(4)	An indeterminate number of shares of Common Stock may be issued from time to time upon conversion of the 2.50% convertible senior notes due 2018. Pursuant to Rule 416 under the Securities Act, the registrant is also registering an indeterminate number of shares of Common Stock as may become issuable upon conversion by reason of adjustments in the conversion price.

(5)	Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of Common Stock underlying the 2.50% convertible senior notes due 2018 because no additional consideration is to be received in connection with the exercise of the conversion privilege.

Prospectus Supplement to Prospectus dated September 12, 2011.

$135,000,000

InterMune, Inc.

2.50% Convertible Senior Notes due 2018

InterMune, Inc. is offering $135,000,000 aggregate principal amount of its 2.50% convertible senior notes due 2018 (the “notes”) under this prospectus supplement. The notes will bear interest at a rate equal to 2.50% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2012. The notes will mature on September 15, 2018.

Holders may convert their notes into shares of our common stock at any time prior to the close of business on the second scheduled trading day prior to the maturity date, unless the notes have been previously redeemed or purchased. The initial conversion rate for the notes will be 31.4465 shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $31.80 per share of our common stock. The conversion rate will be subject to adjustment in some events, but will not be adjusted for accrued interest. In addition, if a make-whole fundamental change (as defined herein) occurs prior to the maturity date, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such make-whole fundamental change.

On or after September 20, 2015, we may redeem for cash all or part of the notes (except for the notes that we are required to repurchase as described below) if the last reported sale price of our common stock exceeds 130% of the applicable conversion price for 20 or more trading days in a period of 30 consecutive trading days ending within the 10 trading days immediately prior to the date of the redemption notice. The redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. No sinking fund will be provided for the notes.

If we undergo a fundamental change, holders may require us to purchase the notes in whole or in part for cash at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

The notes will be our general unsecured obligations and will rank equal in right of payment with our other senior unsecured indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the notes. The notes, however, will be effectively subordinated to any of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors.

We do not intend to apply for listing of the notes on any securities exchange. Our common stock is listed on The NASDAQ Global Select Market under the symbol “ITMN”. On September 13, 2011, the last reported sale price of our common stock on The NASDAQ Global Select Market was $24.20 per share.

Concurrently with this offering of convertible senior notes and pursuant to a separate prospectus supplement, we are offering 4,000,000 shares of our common stock to the public (or a total of 4,600,000 shares if the underwriters exercise in full their option to purchase additional shares).

See “Risk Factors” beginning on page S-11 of this prospectus supplement to read about important factors that you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	100%	$135,000,000
Underwriting discount	3.0%	$4,050,000
Proceeds, before expenses, to InterMune, Inc.	97.0%	$130,950,000

The offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance, expected to be September 19, 2011.

To the extent the underwriters sell more than $135,000,000 principal amount of notes, the underwriters will have the option to purchase within 30 days from the date of this prospectus supplement up to an additional $20,250,000 principal amount of notes from InterMune, Inc. at the public offering price less the underwriting discount, solely to cover over-allotments.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about September 19, 2011.

Goldman, Sachs & Co.	J.P. Morgan

JMP Securities
Leerink Swann
Oppenheimer & Co.
Wells Fargo Securities

Prospectus Supplement dated September 13, 2011.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference herein or therein. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer

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or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information.”

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated September 12, 2011, provides more general information about our common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or the documents incorporated by reference, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined.

Except for purposes of the “Description of Notes” and “Prospectus Supplement Summary—The Offering” section of this prospectus supplement or unless stated otherwise or the context otherwise requires, references in this prospectus supplement to “InterMune,” “we,” “our,” “the company” and “us” refer to InterMune, Inc. and its consolidated subsidiaries.

The distribution of this prospectus and the offering and sale of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus should inform themselves about and observe and such restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering include trademarks, service marks and trade names owned by us or others. InterMune, Inc., the InterMune, Inc. logo and all other InterMune product and service names are trademarks of InterMune, Inc. in the United States and in other selected countries. All other trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free-writing prospectus that we have authorized for use in connection with this offering are the property of their respective owners.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” “continue” or the negative of such terms or similar words or expressions. These forward-looking statements may also use different phrases.

We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include, among other things, statements that address our strategy and operating performance and events or developments that we expect or anticipate will occur in the future, including, but not limited to, statements in the discussions about:

•	product and product candidate development;

•	the market or markets for our products or product candidates;

•	the ability of our products to treat patients in our markets;

•	the ability to achieve certain pricing and reimbursement levels for our product in various countries in the European Union and elsewhere;

•	timing and expectations of our clinical trials and when our products or product candidates may be marketed;

•	opportunities to establish development or commercial alliances;

•	commercial launch preparations, including the timing of launches in the various European Union jurisdictions and the implementation of the infrastructure required for the commercial launches;

•

the scope and enforceability of our intellectual property rights, including the anticipated durations of patent protection and marketing exclusivity in the European Union, United States and other jurisdictions, and including claims that we or our collaborators may infringe third party intellectual property rights or otherwise be required to pay license fees and or royalties under such third party rights;

•	governmental regulation and approval;

•	requirement of additional funding to complete research and development and commercialize products;

•	liquidity and sufficiency of our cash resources;

•	future revenue, including those from product sales and collaborations, adequacy of revenue reserve levels, future expenses, future financial performance and trends;

•	our future research and development expenses and other expenses;

•	our operational and legal risks; and

•	the successful completion of our concurrent common stock offering.

These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those referenced in “Risk Factors” below. These are factors that we think could cause our

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actual results to differ materially from expected results. Other factors besides those listed could also adversely affect us. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free-writing prospectus that we have authorized for use in connection with this offering and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include information about the shares we are offering as well as information regarding our business and financial data. You should read this prospectus supplement and the accompanying prospectus, including information incorporated by reference, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus supplement.

About InterMune, Inc.

We are a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and fibrotic diseases. Pulmonology is the field of medicine concerned with the diagnosis and treatment of lung conditions. We have an advanced-stage product candidate in pulmonology, pirfenidone, that was granted marketing authorization effective February 2011 in all 27 member countries of the European Union, or the EU, for the treatment of adults with mild to moderate idiopathic pulmonary fibrosis, or IPF. We are preparing for commercial launch of pirfenidone in the EU under the trade name Esbriet® and currently expect to launch Esbriet® first in Germany in September 2011. We are also pursuing the registration of pirfenidone to treat IPF in the United States. After reviewing various regulatory and clinical development options and following our discussions with the U.S. Food and Drug Administration, or FDA, we commenced an additional pivotal Phase 3 clinical study of pirfenidone in IPF in July 2011, known as the ASCEND trial, which we expect to complete in mid-2013. The results of the ASCEND trial will supplement the existing Phase 3 clinical study data from our CAPACITY clinical trials to support the potential registration of pirfenidone to treat IPF in the United States. In addition, we currently have rights to one approved and marketed product, Actimmune, which is approved in the United States and numerous other countries for the treatment of chronic granulomatous disease, or CGD, and severe, malignant osteopetrosis. Previously, we also focused on the field of hepatology, or the diagnosis and treatment of disorders of the liver. In May 2011, we announced that we no longer plan to invest further in hepatology. We retain a portfolio of pre-clinical small molecule compounds, which we had investigated as part of our hepatology program.

Esbriet® (Pirfenidone)

Pirfenidone, a treatment for IPF, a progressive and fatal lung disease, has completed the global Phase 3 CAPACITY clinical development program. In 2004, both the FDA and the European Medicines Agency, or EMA, granted orphan drug status to pirfenidone for the treatment of IPF. In March 2010, we filed a Marketing Authorisation Application, or MAA, with the EMA seeking approval of pirfenidone for the treatment of patients with mild to moderate IPF. In December 2010, the Committee for Medicinal Products for Human Use, or CHMP, of the EMA adopted a positive opinion recommending the granting of our MAA for pirfenidone within the EU. We received notification of ratification of the CHMP opinion by the European Commission in March 2011, which authorized the marketing of Esbriet® (pirfenidone) in all 27 member states of the EU effective February 28, 2011.

To support our planned marketing efforts for Esbriet® in the EU, we are currently actively working to expand our commercial infrastructure within the EU, including an increase to our employee headcount in that region. In December 2010, we announced several additions to our senior leadership team in support of our planned commercialization of Esbriet® as well as the establishment of our

European headquarters in Reinach, Switzerland. Since that time we have grown our European organization significantly, including the appointment of General Managers in each of Germany, France, Italy, Spain and the United Kingdom. In addition, we have hired our commercial and medical teams in Germany in preparation for the planned commercial launch of Esbriet® in Germany in the second half of September 2011.

In January 2010, the FDA accepted our New Drug Application, or NDA, for pirfenidone for the treatment of patients with mild to moderate IPF and granted priority review status for our NDA. In March 2010, the Pulmonary-Allergy Drugs Advisory Committee, or PADAC, of the FDA voted 9-3 in favor of recommending approval of our NDA for pirfenidone to reduce the decline in lung function in patients with IPF. However, in May 2010, we received a Complete Response Letter from the FDA requesting that we conduct an additional clinical trial to provide additional evidence of the efficacy of pirfenidone to reduce the decline in lung function in patients with IPF. After review of various regulatory and clinical development options to gain approval of pirfenidone for commercial sale within the United States, in January 2011, we reported our intention to conduct an additional Phase 3 clinical trial that, if successful, would demonstrate a clinically meaningful effect on forced vital capacity in patients with mild to moderate IPF, known as the ASCEND trial. In July 2011, we announced that the first patient had been enrolled in the ASCEND trial. We currently expect to announce the results from this trial in mid-2013.

Idiopathic Pulmonary Fibrosis (IPF)

IPF is a disease characterized by progressive scarring, or fibrosis, of the lungs, which leads to their deterioration and destruction. The cause of IPF is unknown. The prognosis is poor for patients with IPF, which occurs primarily in persons 40 to 70 years old with a median survival time from diagnosis of two to five years. It is estimated that approximately 135,000 people suffer from IPF in the EU with approximately 100,000 cases in the United States. Approximately two-thirds of the affected patients are believed to have mild to moderate disease severity, and, therefore, may be eligible for treatment with Esbriet®. In the United States, it is believed that approximately 30,000-35,000 new IPF cases develop each year, with a slightly higher level of incidence in the EU. Pirfenidone is the only commercially approved drug for the treatment of mild to moderate IPF and is now approved in (i) the EU and will be sold by us under the trade name Esbriet®, (ii) Japan and is sold by Shionogi under the tradename Pirespa® and (iii) India and is sold by Cipla Ltd. under the trade name Pirfenex.

Recent Developments

On September 12, 2011, we announced that Esbriet® will be offered to patients in Germany beginning September 15, 2011. We also announced that based on negotiations with German access and reimbursement authorities, the gross ex-factory price for an annual course of Esbriet® will be €36,000, with the net price for Esbriet® estimated at €30,240. Pricing in other EU countries remains subject to negotiation with the relevant reimbursement authorities.

Corporate Information

We were incorporated in 1998 in California and reincorporated in Delaware in 2000 upon becoming a public company. Our principal executive offices are located at 3280 Bayshore Boulevard, Brisbane, California 94005, and our telephone number is (415) 466-2200. We also have established wholly-owned subsidiaries in various countries to support our expected commercialization of Esbriet® in Europe including entities in Switzerland, Germany, France, Italy, Canada and in the United Kingdom.

Our web site is www.intermune.com. Information contained in or that can be accessed through our web site is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

Concurrent Offering of Common Stock

Concurrently with this notes offering, we are offering 4,000,000 shares of our common stock to the public, or 4,600,000 if the underwriters exercise in full their option to purchase additional shares, which we refer to herein as the common stock offering. The common stock offering is being conducted as a separate public offering by means of a separate prospectus supplement. This notes offering is not contingent upon the completion of the common stock offering and the common stock offering is not contingent upon the completion of this notes offering. We cannot assure you that either or both of the offerings will be completed.

Ratio of Earnings to Fixed Charges

Other than with respect to the year ended December 31, 2010, our earnings have been inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage deficiency for each of the years ended December 31, 2009, 2008, 2007 and 2006, and the six month period ended June 30, 2011. We have derived the deficiency of earnings to cover fixed charges and, with respect to the year ended December 31, 2010, our ratio of earnings to fixed charges from our historical consolidated financial statements. The following should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein.

	Year Ended December 31,						Six Months Ended June 30,
(in millions)	2006	2007	2008	2009	2010		2011
Deficiency of earnings available to cover fixed charges	$(115.5)	$(107.3)	$(106.6)	$(113.9)	(A	)	$(72.0)

(A)	For the year ended December 31, 2010, our ratio of earnings to fixed charges was 14.1x. Total revenue for the year ended December 31, 2010 includes $175.0 million from the sale of our worldwide development and commercialization rights to danoprevir to Roche in October 2010, which is characterized as collaboration revenue in our consolidated statement of operations for 2010. We currently do not have any preferred stock outstanding and we have not paid any dividends on preferred stock, therefore, the ratio of earnings to fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

THE OFFERING

The following is a brief summary of the terms of this offering and the notes. We provide the following summary solely for your convenience. This summary is not a complete description of this offering or the notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of Notes,” the words “InterMune,” “we,” “our,” “us” and “the company” refer only to InterMune, Inc. and not to any of its subsidiaries. For a more detailed description of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	InterMune, Inc., a Delaware corporation

Notes Offered	$135,000,000 principal amount of 2.50% convertible senior notes due 2018 (plus up to an additional $20,250,000 principal amount if the underwriters exercise their over-allotment option to purchase additional notes).

Issue Price	100%

Maturity Date	September 15, 2018

Interest Rate

2.50% per year. Interest will accrue from the date of issuance (which is scheduled for September 19, 2011) or from the most recent date to which interest has been paid or duly provided for, and will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2012.

We will also be required to pay additional interest on the notes under the circumstances described under “Description of Notes—Events of Default.”

Ranking

The notes will be our general unsecured obligations and will rank equal in right of payment with our other senior unsecured indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the notes. The notes, however, will be effectively subordinated to all any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors.

As of June 30, 2011, our total consolidated indebtedness (excluding trade payables) was $85.0 million, none of which was secured indebtedness or indebtedness of our subsidiaries to third parties (excluding trade payables). After giving effect to the issuance of the notes

(assuming no exercise of the underwriters’ over-allotment option to purchase additional notes) and the use of net proceeds therefrom, our total consolidated indebtedness at such date would have been $220.0 million (excluding trade payables). See “Capitalization.”

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise.

Conversion Rights	Holders may convert their notes into shares of our common stock at any time prior to the close of business on the second scheduled trading day prior to the maturity date, unless the notes have been previously redeemed or purchased. The initial conversion rate for the notes will be 31.4465 shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $31.80 per share of our common stock. The conversion rate will be subject to adjustment in some events, but will not be adjusted for accrued interest. In addition, if certain corporate events occur prior to the maturity date, we will in some cases increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate events as described under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change.” However, if the price paid (or deemed paid) for our common stock in such a corporate event is greater than $70.00 per share or less than $24.00 per share (in each case, subject to adjustment in accordance with the indenture), then we will not be required to adjust the conversion rate if you convert your notes in connection with such a corporate event.

Settlement Upon Conversion

Upon conversion of the notes, a holder will receive, on or prior to the third trading day following the conversion date, a number of shares of our common stock equal to (i) (A) the aggregate principal amount of notes to be converted, divided by (B) $1,000, multiplied by (ii) the applicable conversion rate in effect on the conversion date, all calculated as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion.”

You will not receive any additional cash payment or additional shares of our common stock representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the shares of our common stock and cash, if any, delivered to you upon conversion.

Sinking Fund	None.

Optional Redemption by Us	On or after September 20, 2015, we may redeem for cash all or part of the notes, except for the notes that we are required to repurchase as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”, but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending within 10 trading days immediately prior to the date we provide the notice of redemption exceeds 130% of the conversion price in effect on each such trading day. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Fundamental Change	If we undergo a “fundamental change” (as defined under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes”), subject to certain conditions, you may require us to purchase for cash all or part of your notes. The fundamental change repurchase price will equal 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

Events of Default	Except as described under “Description of Notes—Events of Default,” if an event of default with respect to the notes occurs, holders may, upon satisfaction of certain conditions, accelerate the principal amount of the notes plus accrued and unpaid interest. If the event of default relates to our failure to comply with the reporting obligations in the indenture governing the notes, at our option, the sole remedy for the first 360 days following such event of default consists exclusively of the right to receive additional interest on the notes as described under “Description of Notes—Events of Default.” In addition, the principal amount of the notes plus accrued and unpaid interest will automatically become due and payable in the case of certain types of bankruptcy or insolvency events as described under “Description of Notes—Events of Default.”

Book-Entry Form	The notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

No Prior Market	The notes are a new issue of securities with no established trading market. We have been advised by the representatives of the underwriters that certain underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

No Listing	We do not intend to apply for listing of the notes on any securities exchange. Our common stock is listed on The NASDAQ Global Select Market under the symbol “ITMN.”

Material United States Federal Income Tax Considerations

For certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes are convertible, see “Material United States Federal Income Tax Considerations.”

Trustee, Paying Agent and Conversion Agent	The Bank of New York Mellon Trust Company, N.A.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $130.7 million (or approximately $150.3 million if the underwriters exercise their over-allotment option to purchase additional notes in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering and the concurrent common stock offering to fund the commercial launch of Esbriet® in the EU, to fund our ASCEND trial and for general corporate purposes, which may include funding research and development, increasing our working capital and reducing indebtedness. We may also use net proceeds for capital expenditures or for acquisitions or investments in businesses, products or technologies that are complementary to our own. We will retain broad discretion over the use of the net proceeds from this public offering and our concurrent common stock offering. See “Use of Proceeds” on page S-46.

Risk Factors	See “Risk Factors” on page S-11 for a discussion of factors that should be considered before investing in the notes.

Concurrent common stock offering	Concurrently with this offering, we are offering 4,000,000 shares of our common stock (up to 4,600,000 shares if the underwriters exercise in full their option to purchase additional shares) pursuant to a separate prospectus supplement. The common stock offering is being conducted as a separate public offering by means of a separate prospectus supplement. This offering is not contingent upon the completion of the common stock offering and the common stock offering is not contingent upon the completion of this offering.

Unless otherwise stated, all information contained in this prospectus supplement assumes the completion of the concurrent common stock offering and assumes no exercise of the underwriters’ over-allotment option to purchase additional notes in this offering or option to purchase additional shares in our concurrent common stock offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the summary consolidated financial data for the three years ended December 31, 2008, 2009 and 2010 from our audited consolidated financial statements. Our consolidated balance sheet data as of June 30, 2011 and our consolidated statements of operations data for the six months ended June 30, 2010 and 2011 are derived from our unaudited condensed consolidated financial statements. In the opinion of our management, our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the financial information. Operating results for the six months ended June 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011. The following information should be read in conjunction with our consolidated financial statements and condensed consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our Commission reports and other information, you should read the section of the accompanying prospectus entitled “Where You Can Find More Information.”

The as adjusted balance sheet data gives effect to (i) the issuance of $135.0 million principal amount of notes in this offering and (ii) the issuance of 4,000,000 shares of our common stock in our concurrent common stock offering at the public offering price of $24.00 per share, in each case, after deductions, underwriting discounts and commissions and estimated offering expenses payable by us.

	Year Ended December 31,				Six Months Ended June 30,
	2008	2009	2010		2010	2011
	(In thousands, except per share amounts)
Revenue, net
Actimmune	$29,880	$25,428	$20,040		$10,338	$9,961
Collaboration revenue	18,272	23,272	239,251	(1)	1,636	2,629

Total revenue, net	48,152	48,700	259,291		11,974	12,590
Costs and expenses:
Cost of goods sold	8,989	6,997	6,337		3,808	5,645
Research and development	104,206	89,138	67,470		35,201	36,922
Acquired research and development and milestone expense	—	15,250	—		—	—
General and administrative	30,365	37,461	55,505		27,863	39,311
Restructuring charges	—	697	1,300		1,261	—

Total costs and expenses	143,830	149,543	130,612		68,133	81,878

Income (loss) from operations	(95,678)	(100,843)	128,679		(56,159)	(69,288)
Other income (expense):
Loss from extinguishment of debt	(1,294)	(11,014)	—		—	—
Interest income	5,616	1,727	571		310	259
Interest expense	(13,156)	(10,129)	(8,399)		(4,179)	(2,873)
Other income (expense)	(2,087)	6,393	1,599		605	(95)

Income (loss) from continuing operations before income taxes	(106,599)	(113,866)	122,450		(59,423)	(71,997)
Income tax provision	—	2,154	76		—	—

Income (loss) from continuing operations	(106,599)	(116,020)	122,374		(59,423)	(71,997)
Discontinued operations:
Income from discontinued operations	103	—	—		—	—

Net income (loss)	$(106,496)	$(116,020)	$122,374		$(59,423)	$(71,997)

Basic net income (loss) per share
Continuing operations	$(2.73)	$(2.62)	$2.26		$(1.11)	$(1.25)
Discontinued operations	—	—	—		—	—

Basic net income (loss) per share	$(2.73)	$(2.62)	$2.26		$(1.11)	$(1.25)

Diluted net income (loss) per share	$(2.73)	$(2.62)	$2.13		$(1.11)	$(1.25)

Shares used in computing basic net income (loss) per share	38,982	44,347	54,202		53,402	57,657

Shares used in computing diluted net income (loss) per share	38,982	44,347	61,377		53,402	57,657

(1)	Includes $175.0 million from the sale of our worldwide development and commercialization rights to danoprevir to Roche in October 2010.

	As of December 31,			As of June 30, 2011
	2008(1)	2009	2010	Actual	As adjusted(2)
	(In thousands)
Balance sheet data:
Cash, cash equivalents and available-for-sale securities	$154,713 (3)	$99,604 (3)	$295,073	$245,738	$467,628
Working capital	96,680	59,520	231,482	226,350	448,240
Total assets	171,810	114,727	305,147	280,695	506,885
Long-term obligations:
5.00% convertible senior notes due 2015	155,085	125,524	85,000	85,000	85,000
2.50% convertible senior notes due 2018(4)	—	—	—	—	135,000

Total long-term obligations	155,085	125,524	85,000	85,000	220,000
Accumulated deficit	(799,449)	(915,469)	(793,095)	(865,092)	(865,092)

Total stockholders’ equity (deficit)	$(110,371)	$(105,800)	$149,300	$164,472	$255,662

(1)	On January 1, 2009, we adopted Financial Accounting Standards Board, Accounting Standards Codification Topic 470, formerly APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement). The adoption required retrospective application; therefore, our previously reported net loss for the year ended December 31, 2008 has been adjusted to reflect additional interest expense of $8.6 million or $0.22 per share. The retrospective adoption of FSP APB 14-1 decreased the debt issuance costs included in other assets by an aggregate of $0.4 million, decreased convertible senior notes included in long-term liabilities by $14.9 million and decreased total stockholders’ deficit by $14.5 million, in each case, as of December 31, 2008.
(2)	Gives effect to (i) the issuance of $135.0 million principal amount of notes in this offering and (ii) the issuance of 4,000,000 shares of our common stock in our concurrent common stock offering at the public offering price of $24.00 per share, in each case, after deductions, underwriting discounts and commissions and estimated offering expenses payable by us.
(3)	Includes $17,494 and $12,657 of non-current available-for-sale securities as of December 31, 2008 and December 31, 2009, respectively.
(4)	The convertible notes to be issued in connection with this offering have been included in long-term obligations pending a comprehensive analysis of the terms of the convertible notes, at which time a portion of such convertible notes may be included in additional paid-in capital. There may be features within the terms of the convertible notes that are considered to be an embedded derivative and could be recorded on the balance sheet at fair value as a liability. If it is determined to be an embedded derivative, we will be required to recognize changes in the derivative’s fair value from period to period in other income (expense) in our statements of operations.

RISK FACTORS

Investing in the notes being offered by the prospectus supplement and the accompanying prospectus involves a high degree of risk. Before deciding whether to invest in the notes, you should consider carefully the risk factors described below and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, it may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our common stock and, in turn, the trading price of the notes, could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Our Dependence on Pirfenidone

We are dependent on the commercial success of Esbriet (pirfenidone) for the treatment of IPF in the European Union, which only just recently received marketing authorization, and on the regulatory approval of pirfenidone for the treatment of IPF in the United States and other countries, which may never occur.

We commenced operations in 1998 and have incurred significant losses to date. Our revenue has been limited primarily to sales of Actimmune derived from physicians’ prescriptions for the off-label use of Actimmune in the treatment of IPF and from upfront license fees and milestone payments in connection with our collaboration with Roche. In March 2007, we discontinued our development of Actimmune for treatment of IPF. In October 2010, we sold to Roche all of our worldwide rights to danoprevir for $175.0 million in cash, and terminated our collaboration with Roche from which we had derived our collaboration revenue. As a result, our future success is currently dependent on the regulatory and commercial success of pirfenidone for the treatment of IPF. In March 2011, Esbriet (pirfenidone) was granted marketing authorization for commercial use in the EU for the treatment in adults of mild to moderate IPF; however, pirfenidone is still under investigation for the treatment of IPF in the United States and has not been approved by the FDA. Because we do not currently have a product candidate other than pirfenidone in clinical development, our future success is dependent on building a commercial operation in Europe to successfully commercialize Esbriet in the EU, obtaining regulatory approval from the FDA for the use of pirfenidone for the treatment of IPF in the U.S. and, if approved by the FDA, successfully commercializing pirfenidone in the United States.

If we do not successfully commercialize Esbriet in the EU and/or receive regulatory approval in the United States for pirfenidone for the treatment of IPF, our ability to generate additional revenue will be jeopardized and, consequently, our business will be seriously harmed. We may not succeed in our commercial efforts in the EU, or, if approved by the FDA, in the United States, or we may never receive regulatory approval in the United States for pirfenidone, any of these will have a material adverse effect on our business and prospects. In the near term, we may experience delays in the launch of Esbriet in one or more of the European Member states, which could negatively affect our stock price. We may also experience delays in regulatory approval in the United States for pirfenidone, if it is approved at all and our stock price may be negatively affected.

In addition, we anticipate incurring additional expenses and utilizing significant existing cash resources as we launch Esbriet in Germany, continue our preparations for the commercial launch of Esbriet in other countries in the EU, conduct the new Phase 3 ASCEND trial to support the approval of pirfenidone to treat IPF in the United States and continue to grow our operational capabilities, particularly in the EU. This represents a significant investment in the regulatory and commercial success of pirfenidone, which is uncertain.

We may also fail to develop future product candidates for the reasons stated in “Risks Related to the Development of Our Products and Product Candidates.” If this were to occur, we will continue to be dependent on the successful commercialization of pirfenidone, our development costs may increase and our ability to generate revenue could be impaired.

We have initiated the ASCEND Phase 3 clinical trial to support potential FDA approval of pirfenidone for the treatment of IPF, the results of which may fail to demonstrate to the FDA sufficient efficacy of pirfenidone and may have a negative effect on sales of Esbriet in the European Union.

We have evaluated our clinical development options to gain FDA approval of pirfenidone for the treatment of IPF within the United States and initiated the ASCEND trial during the second quarter of 2011. We do not have a Special Protocol Assessment, or SPA, in place with the FDA for the ASCEND trial, and the results of this Phase 3 clinical trial may not be satisfactory to the FDA to support approval of pirfenidone. The ASCEND trial is a 52 week trial with a forced vital capacity, or FVC, endpoint. In our meeting with the FDA in March 2011 related to our plans for the ASCEND trial, the FDA indicated that it would prefer a trial with a longer duration (72 week) if designed with a FVC endpoint. While the FDA indicated that a 52 week trial with a FVC endpoint could support approval, the FDA further indicated that a trial with a FVC endpoint would need to provide supportive evidence of an effect on mortality. Consistent with our prior interactions with the FDA in connection with our CAPACITY trial, the FDA indicated a preference for a mortality endpoint.

Whether data from our ASCEND trial will be sufficient for FDA approval will depend on the results from the trial and be the subject of review by the FDA at the time of our anticipated NDA resubmission. If the results of the ASCEND trial are not satisfactory to the FDA to support regulatory approval of pirfenidone in the United States, then we will not be able to sell Esbriet in the United States, and sales of Esbriet in the EU may be negatively affected. Additionally, as in any clinical trial, discovery of unknown problems with pirfenidone in the ASCEND trial could negatively impact the approved safety and efficacy profile and result in possible reduced sales or product withdrawal in the EU. Because of our dependence on the commercial success of Esbriet in the EU, a negative outcome in the ASCEND trial or a negative regulatory outcome by the FDA could materially and adversely affect our business and prospects. For additional risks related to clinical studies and government regulations, see the risks under “Risks Related to Government Regulation and Approval of Our Products and Product Candidates.”

Risks Related to the Commercialization of Our Products and Product Candidates

Our revenue from sales of Esbriet in the European Union is dependent upon the pricing and reimbursement guidelines adopted in each of the various countries in the European Union, which levels may fall well below our current expectations in light of the debt crisis currently being experienced in Europe.

We have currently developed pricing for Esbriet in Germany, and estimates of anticipated pricing in other countries in the EU, based upon the lethal nature of IPF, the lack of any approved therapies for IPF, the Orphan Drug designation of Esbriet, our perception of the overall cost benefit of Esbriet and the current pricing in the EU of therapies with a similar product profile, such as treatments for pulmonary hypertension. However, in light of the budget crises faced by a number of countries in the EU and efforts to provide for containment of health care costs, one or more EU countries may not support this level of governmental pricing and reimbursement for Esbriet, which would negatively impact anticipated revenue from Esbriet in the EU.

Expansion of our commercial infrastructure in the European Union is a significant undertaking that requires substantial financial and managerial resources, and we may not be successful in our efforts. We may also encounter unexpected or unforeseen delays in establishing a commercial infrastructure in the European Union, which may negatively impact our ability to launch our commercial efforts for Esbriet and the timing of such launch.

In March 2011, the European Commission granted marketing authorization for Esbriet (pirfenidone) in adults for the treatment of mild to moderate IPF. The approval authorizes marketing of Esbriet in all 27 EU member states. Based on anticipated EU member country reimbursement timelines, we currently plan to launch Esbriet in the so-called “Top 5” EU countries as follows: Germany in the second half of September 2011; France, Spain and Italy in the first half of 2012 and in the United Kingdom in mid-2012. We also plan to launch Esbriet in all or substantially all of the 10 most important pharmaceutical markets in the EU by approximately mid-2012. A commercial launch of this size is a significant undertaking that requires substantial financial and managerial resources. To support our anticipated marketing efforts in Europe, we are currently working to expand our commercial infrastructure within the EU, including an increase to our employee headcount in that region and we recently announced the establishment of our European headquarters in Reinach, Switzerland. Further, in December 2010, we transferred all of our non-U.S. rights to research, develop and commercialize pirfenidone for IPF to our wholly-owned Swiss subsidiary, InterMune International AG. However, in order to successfully launch our commercial operations, we will need to expand the number of our managerial, operational, financial and other employees in the EU, which will require additional financial resources and divert management’s attention. We may not be successful in establishing a commercial operation in the EU (including, but not limited to, failing to attract, retain and motivate the necessary skilled personnel and failing to develop a successful marketing strategy), the effect of which will have a negative outcome on our ability to commercialize Esbriet and generate revenue from the sale of Esbriet.

Additionally, we may encounter unexpected or unforeseen delays in establishing our commercial operations that delay the launch of our commercial operations in one or more EU member states. These delays may increase the cost of and the resources required for successful commercialization of Esbriet in the EU. Given our limited commercial history, we do not have significant experience in a commercial launch of this size.

Even if regulatory authorities approve our products or product candidates for the treatment of the diseases that we are targeting, our products may not be marketed or commercially successful.

Our products and product candidates are expensive, and we anticipate that the annual cost of treatment for the diseases for which we are seeking approval will be significant. These costs will vary for different diseases based on the dosage and method of administration. Accordingly, we may decide not to market any of our products or product candidates for an approved disease because we believe that it may not be commercially successful. Market acceptance of and demand for our products and product candidates, including Esbriet in the EU, will depend on many factors, including, but not limited to:

•	cost of treatment;

•	pricing and availability of alternative products;

•	our ability to obtain third-party coverage or reimbursement for our products or product candidates to treat a particular disease;

•	perceived efficacy relative to other available therapies;

•	shifts in the medical community to new treatment paradigms or standards of care;

•	relative convenience and ease of administration; and

•	prevalence and severity of adverse side effects associated with treatment.

If third-party payors do not provide coverage or reimburse patients for Esbriet, Actimmune or our other current or future products, our revenue and prospects for profitability will suffer.

Our ability to successfully commercialize Esbriet, or other product candidates for particular diseases, is highly dependent on the extent to which coverage and reimbursement for such products is available from:

•	private health insurers, including managed care organizations;

•	governmental payors, such as state-run payors in the EU, as well as federal programs/payors such as Medicaid, the U.S. Public Health Service Agency and Veterans’ Administration; and

•	other third-party payors.

Significant uncertainty exists as to the coverage and reimbursement status of pharmaceutical products, particularly with respect to products that are prescribed by physicians for off-label use. If governmental and other third-party payors do not provide adequate coverage and reimbursement levels for Esbriet, or our other current or future products, market acceptance of our products will be reduced, and our sales will suffer. Many domestic third-party payors provide coverage or reimbursement only for FDA-approved indications. If any large or many third-party payors decide to deny reimbursement for Actimmune used to treat IPF, sales of Actimmune would decline, and our revenue would suffer.

Often, third-party payors make the decision to reimburse an off-label prescription based on whether that product has a compendia listing. A drug compendia is produced by a compendia body, such as the United States Pharmacopoeia Drug Information, that lists approved indications that a product has received from the FDA. The compendia bodies also evaluate all of the clinical evidence to determine whether an off-label use of a product should be listed in the compendia as medically appropriate. A compendia listing of an off-label use is a condition typically required by third-party payors, such as Medicare and private payors, to cover that use. Applications for a compendia listing are often based upon the publication of certain data in peer reviewed journals whose publication is often outside the applicant’s control. We are not seeking to achieve acceptance by a compendia body for Actimmune for the treatment of IPF. As a result, additional third-party payors may decide to deny reimbursement for Actimmune for the treatment of IPF and fewer physicians may prescribe Actimmune for such treatment. If either of these were to occur, sales of Actimmune would decline and our revenue would suffer.

Some third-party payors have denied coverage for Actimmune for the treatment of IPF for a variety of reasons, including the cost of Actimmune, the fact that IPF is not an FDA-approved indication for Actimmune or a third-party payor’s assessment that a particular patient’s case of IPF has advanced to a stage at which treatment with Actimmune would not have a significant effect. We believe that approximately 60-70% of the patients who seek coverage for Actimmune for the treatment of IPF from private third-party payors are able to obtain coverage. While coverage trends have not changed significantly in the last few years, major health plans could further restrict coverage or adopt a policy of no coverage since we have discontinued the INSPIRE trial and have no further development plans for Actimmune for the treatment of IPF.

Medicare generally does not provide coverage for drugs, like Actimmune, that are administered by injection in the home. Moreover, in connection with the Medicare Prescription Drug Improvement and Modernization Act of 2003, Medicare has recently discussed the possibility of refusing to provide coverage for products for a specific indication unless the product has been approved by the FDA for that indication. If Medicare were to make a formal decision not to cover the off-label use of products, it may have a negative impact on the willingness of private third-party payors to provide coverage for the off-label use of products such as Actimmune.

If the specialty pharmacies and distributors that we rely upon to sell our products fail to perform, our business may be adversely affected.

Our success depends on the continued customer support efforts of our network of specialty pharmacies and distributors. A specialty pharmacy is a pharmacy that specializes in the dispensing of injectable or infused medications for complex or chronic conditions, which often require a high level of patient education and ongoing management. The use of specialty pharmacies and distributors involves certain risks, including, but not limited to, risks that these specialty pharmacies and distributors will:

•	not provide us with accurate or timely information regarding their inventories, the number of patients who are using Actimmune or Actimmune complaints;

•	not effectively sell or support Actimmune;

•	reduce their efforts or discontinue to sell or support Actimmune;

•	not devote the resources necessary to sell Actimmune in the volumes and within the time frames that we expect;

•	be unable to satisfy financial obligations to us or others; or

•	cease operations.

Any such failure may result in decreased product sales and lower product revenue, which would harm our business.

The activities of competitive drug companies, or others, may limit our products’ revenue potential or render them obsolete.

Our commercial opportunities will be reduced or eliminated if our competitors develop or market products that, compared to our products or product candidates:

•	are more effective;

•	have fewer or less severe adverse side effects;

•	are better tolerated;

•	have better patient compliance;

•	receive better reimbursement terms;

•	are more accepted by physicians;

•	are more adaptable to various modes of dosing;

•	have better distribution channels;

•	are easier to administer; or

•	are less expensive, including but not limited to a generic version of pirfenidone.

Even if we are successful in developing effective drugs, our products may not compete effectively with our competitors’ current or future products. We expect that Esbriet may compete in the EU and, if approved by the FDA in the U.S., may compete with other products that are being developed for the treatment of IPF, including possible generic versions of pirfenidone in the U.S., EU and potentially other markets following the expiration of, or in the absence of market exclusivity. Actelion has begun enrolling patients with IPF in a new exploratory study with macitentan, a tissue-targeting endothelin receptor antagonist. In January 2009, Gilead initiated a Phase 3 clinical study of ambrisentan for the treatment of IPF that was halted due to lack of efficacy in December 2010. However, in December 2010, Gilead entered into an agreement to acquire Arresto gaining Gilead access to Arresto’s Phase 1 humanized monoclonal antibody compound, AB0024, currently in clinical development for the treatment of IPF. Boehringer Ingelheim, or BI, has recently presented phase 2 data for BIBF-1120, a triple kinase inhibitor that has showed some potential efficacy at high doses in IPF. BI has publicly posted its Phase 3 trial design for BIBF-1120 in IPF and patient enrollment has begun. Additionally, Pfizer Inc. is studying sildenafil in advanced IPF patients to potentially improve exercise tolerance. This trial is in Phase 3 development. Pirfenidone has no composition of matter patent protection. Unless we have (i) Orphan Drug designation, (ii) data exclusivity protection or (iii) other types of patent protection in a particular jurisdiction, we may face competition from a lower cost generic version of pirfenidone in such a jurisdiction. While we no longer plan on further investments in the field of hepatology, our collaboration agreement with Roche on NS3 protease inhibitors entitles us to receive certain milestones and royalties in connection with the continued development and commercialization by Roche of any licensed compounds resulting from the HCV research program completed under the agreement. Given this competitive landscape in the HCV field, there can be no assurance that any of the protease inhibitor compounds licensed by Roche will continue to be developed or commercialized by Roche and therefore we may not realize any economic benefit from these compounds. In addition, there are many pharmaceutical companies, biotechnology companies, public and private universities, government agencies and research organizations actively engaged in research and development of products, some of which may target the same indications as our product candidates. Our competitors include larger, more established, fully integrated pharmaceutical companies and biotechnology companies that have substantially greater capital resources, existing competitive products, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do.

Our supply agreement with BI may restrict our ability to establish alternative sources of Actimmune in a timely manner or at an acceptable cost, which may cause us to be unable to meet demand for Actimmune and to lose potential revenue.

Our supply agreement with BI provides that BI is our exclusive source of supply for Actimmune, except under certain circumstances. Under the terms of the supply agreement, BI is not required to commit to reserving any minimum annual capacity for the manufacture of Actimmune and we cannot seek a secondary source to manufacture Actimmune until BI has indicated to us its inability or unwillingness to meet our requirements. If we are delayed in establishing a secondary supply source for Actimmune, or cannot do so at an acceptable cost, we may suffer a shortage of commercial supply of Actimmune or a higher cost of product, either of which would have a material and adverse effect on our revenue, business and financial prospects.

Risks Related to the Development of Our Products and Product Candidates

Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials.

To gain approval to market a product for the treatment of a specific disease, we must provide the FDA and foreign regulatory authorities with clinical data that adequately demonstrate the safety and efficacy of that product for the intended indication applied for in the NDA or respective regulatory file. Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in clinical trials, even after promising results in earlier preclinical or clinical trials. These setbacks have been caused by, among other things, preclinical findings made while clinical studies were underway and safety or efficacy observations made in clinical studies. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of clinical trials by other parties may not be indicative of the results in trials we may conduct. For example, we terminated our development of Actimmune for patients with IPF as a result of our decision to discontinue the INSPIRE trial on the recommendation of the study’s independent DMC. We do not intend to conduct further development of Actimmune for the treatment of IPF. In addition, we reported that our exploratory Phase 2 clinical trial evaluating Actimmune for the potential treatment of advanced liver fibrosis caused by HCV in patients who have failed standard antiviral therapy failed to meet its primary endpoint. As a result, we do not intend to conduct further development of Actimmune for the treatment of liver fibrosis. For specific risks related to the pirfenidone development program, please see the risk factor titled “If our clinical trials fail to demonstrate to the FDA and foreign regulatory authorities that any of our products or product candidates are safe and effective for the treatment of particular diseases, the FDA and foreign regulatory authorities may require us to conduct additional clinical trials or may not grant us marketing approval for such products or product candidates for those diseases” below.

We do not know whether future clinical trials will be initiated, or will be completed on schedule, or at all.

The commencement or completion of any of our clinical trials may be delayed, halted, or discontinued for numerous reasons, including, but not limited to, the following:

•	we may not be able to identify or develop a product candidate that can be successful for clinical development;

•	the FDA or other regulatory authorities do not approve a clinical trial protocol or place a clinical trial on clinical hold;

•	patients do not enroll in clinical trials at the rate we expect;

•	patients experience adverse side effects or unsafe toxicity levels;

•

patients withdraw or die during a clinical trial for a variety of reasons, including adverse events associated with the advanced stage of their disease and medical problems that may or may not be related to our products or product candidates;

•	the interim results of the clinical trial are inconclusive or negative;

•	our trial design, although approved, is inadequate to demonstrate safety and/or efficacy;

•

third-party clinical investigators do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	our contract laboratories fail to follow good laboratory practices; or

•	sufficient quantities of the trial drug are not available.

Our development costs will increase if we have material delays in our current clinical trial or if we need to perform more or larger clinical trials than as may be initially planned for future product candidates. If there are any significant delays for any of our other current or planned clinical trials, our business, financial condition, financial results and the commercial prospects for our products and product candidates will be harmed, and our prospects for profitability will be impaired.

In addition, delays or discontinuations of our clinical trials could require us to cease development efforts of a product candidate in part or altogether, which will harm our business or financial condition and the commercial prospects for such product and product candidate.

Preclinical development is a long, expensive and uncertain process, and we may choose not to develop a particular product candidate, or we may terminate one or more preclinical development programs.

We may determine that certain preclinical product candidates or programs do not have sufficient potential to warrant the allocation of resources toward them. Accordingly, we may choose not to develop a particular product candidate or elect to terminate our programs for and, in certain cases, our licenses to, such product candidates or programs. If we terminate a preclinical program in which we have invested significant resources, we will have expended resources on a program that will not provide a full return on our investment and missed the opportunity to have allocated those resources to potentially more productive uses.

Risks Related to Government Regulation and Approval of our Products and Product Candidates

If our clinical trials fail to demonstrate to the FDA and foreign regulatory authorities that any of our products or product candidates are safe and effective for the treatment of particular diseases, the FDA and foreign regulatory authorities may require us to conduct additional clinical trials or may not grant us marketing approval for such products or product candidates for those diseases.

We are not permitted to market our product candidates in the United States until we receive approval of an NDA from the FDA, or in any foreign countries until we receive the requisite approval from such countries. Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate with evidence gathered in preclinical and well-controlled clinical trials, and, with respect to approval in the United States, to the satisfaction of the FDA and, with respect to approval in other countries, similar regulatory authorities in those countries, that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate. Our failure to adequately demonstrate the safety and effectiveness of any of our products or product candidates for the treatment of particular diseases may delay or prevent our receipt of the FDA’s and foreign regulatory authorities’ approval and, ultimately, may prevent commercialization of our products and product candidates for those diseases. The FDA and foreign regulatory authorities have substantial discretion in deciding whether, based on the benefits and risks in a particular disease, any of our products or product candidates should be granted approval for the treatment of that particular disease. Even if we believe that a clinical trial or trials has demonstrated the safety and statistically significant efficacy of any of our products or product candidates for the treatment of a disease, the results may not be satisfactory to the FDA or foreign regulatory authorities. Preclinical and clinical data can be interpreted by the FDA and foreign regulatory authorities, including their advisory committees, in different ways, which could delay, limit or prevent regulatory approval. In addition, even if advisory committees to the FDA recommend approval of our product candidates, such recommendations are non-binding and the FDA may not approve our NDA for the product candidates. For example, nine of the twelve members of the Pulmonary-Allergy Drugs Advisory Committee, or PADAC, of the FDA recommended approval of pirfenidone to reduce decline in lung function in patients with IPF. However, notwithstanding the PADAC approval recommendation, we subsequently received a Complete Response Letter from the FDA requesting an additional clinical trial to support the efficacy of pirfenidone.

Our CAPACITY trials were conducted without a Special Protocol Assessment, or SPA, with the FDA. The FDA’s SPA process creates a written agreement between the sponsoring company and the

FDA regarding clinical study design and other clinical study issues that can be used to support approval of a product candidate. We did not obtain an SPA agreement with the FDA and therefore there was no assurance that the results would provide a sufficient basis in the view of the FDA for the FDA to grant regulatory approval of a new drug application for pirfenidone for the treatment of IPF. In addition, while the FDA will consider and approve NDAs based on various endpoints, the FDA had indicated that mortality is the ideal endpoint for IPF clinical trials. We designed and conducted CAPACITY 1 and CAPACITY 2 based on FVC change as the primary endpoint, as opposed to mortality. The FDA had advised us that they were uncertain as to what would constitute a clinically meaningful treatment effect of pirfenidone on this endpoint and reviewed the effect of pirfenidone not only based on FVC change but also based on the totality of the data, including the effect of pirfenidone on all of the specified efficacy endpoints as well as the safety data to help determine the risk-benefit profile of pirfenidone in IPF patients. The primary endpoint of FVC change was met with statistical significance in CAPACITY 2 but not in CAPACITY 1. Therefore, we did not replicate the efficacy of pirfenidone for the treatment of IPF in a second pivotal study. Moreover, because the data base for the Shionogi Phase 3 study was not included in our NDA, the FDA did not consider this study to support the efficacy of pirfenidone. Rather the adequacy of our application to support the efficacy of pirfenidone for the treatment of IPF was determined by the FDA during the review of our NDA. While in our view the totality of the data from CAPACITY 1 and CAPACITY 2 support the efficacy and safety of pirfenidone in IPF, the FDA disagreed with our view and decided that such data does not adequately support approval of our NDA filing and issued to us a Complete Response Letter on May 4, 2010 requesting an additional clinical trial to support the efficacy of pirfenidone in IPF. We began a new Phase 3 clinical study, the ASCEND trial, during the second quarter of 2011. We did not obtain an SPA agreement with the FDA with respect to the ASCEND trial. The results of this Phase 3 clinical trial may not be satisfactory to the FDA to receive regulatory approval. For additional information related to the risk of the new Phase 3 clinical study, please see the risk factor under the caption “Risks Related to Our Dependence on Pirfenidone—We have initiated the ASCEND Phase 3 clinical trial to support potential FDA approval of pirfenidone for the treatment of IPF, the results of which may fail to demonstrate to the FDA sufficient efficacy of pirfenidone and may have a negative effect on sales of Esbriet in the European Union.”

In addition, in the course of its review of an NDA, MAA or other regulatory application for any of our compounds, the FDA, EMA or other regulatory authorities may conduct audits of the practices and procedures of a company and its suppliers and contractors concerning manufacturing, clinical study conduct, non-clinical studies and several other areas. If the FDA, EMA and/or other regulatory authorities conduct an audit relating to an NDA, MAA or regulatory application submitted by us and finds a significant deficiency in any of these or other areas, the FDA, EMA or other regulatory authorities could delay or not approve our NDA, MAA or regulatory application. As in the case of the FDA issuing to us a Complete Response Letter on our NDA for pirfenidone for IPF, if regulatory delays are significant or regulatory approval is limited or denied altogether, our financial results and the commercial prospects for those of our products or product candidates involved will be harmed, and our prospects for profitability will be significantly impaired.

We are subject to extensive and rigorous governmental regulation, including the requirement of FDA or other regulatory approval before our products and product candidates may be lawfully marketed.

Both before and after the approval or our product candidates and product, we, our product candidates, our product, our operations, our facilities, our suppliers, and our contract manufacturers, contract research organizations, and contract testing laboratories are subject to extensive regulation by governmental authorities in the United States and other countries, with regulations differing from country to country. In the United States, the FDA regulates, among other things, the pre-clinical testing, clinical trials, manufacturing, safety, efficacy, potency, labeling, storage, record keeping, quality systems, advertising, promotion, sale and distribution of therapeutic products. Failure to comply with applicable requirements could result in, among other things, one or more of the following actions: notices of violation, untitled letters, warning letters, fines and other monetary penalties, unanticipated expenditures, delays in approval or refusal to approve a product candidate; product recall or seizure; interruption of manufacturing or clinical trials; operating restrictions; injunctions; and criminal prosecution. We or the FDA, or an institutional review board, may suspend or terminate human clinical trials at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. Any failure to receive the marketing approvals necessary to commercialize our product candidates could harm our business.

The regulatory review and approval process of governmental authorities, which includes the need to conduct nonclinical studies and clinical trials of each product candidate, is lengthy, expensive and uncertain, and regulatory standards may change during the development of a particular product candidate. We are not permitted to market our product candidates in the United States or other countries until we have received requisite regulatory approvals. For example, securing FDA approval requires the submission of an NDA to the FDA. The approval application must include extensive nonclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each indication. The approval application must also include significant information regarding the chemistry, manufacturing and controls for the product. The FDA review process typically takes significant time to complete and approval is never guaranteed. If a product is approved, the FDA may limit the indications for which the product may be marketed, require extensive warnings on the product labeling, impose restricted distribution programs, require expedited reporting of certain adverse events, or require costly ongoing requirements for post-marketing clinical studies and surveillance or other risk management measures to monitor the safety or efficacy of the product. Markets outside of the United States such as the EU also have requirements for approval of drug candidates with which we must comply prior to marketing. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure we will be able to obtain regulatory approval in other countries, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in other countries. For example, with respect to our NDA for pirfenidone for IPF in the United States, we received a Complete Response Letter from the FDA requesting an additional clinical trial to support the efficacy of pirfenidone. Also, any regulatory approval of any of our products or product candidates, once obtained, may be withdrawn.

The FDA has increased its attention to product safety concerns in light of recent high profile safety issues with certain drug products, in the United States. Moreover, heightened Congressional scrutiny on the adequacy of the FDA’s drug approval process and the agency’s efforts to assure the safety of marketed drugs has resulted in proposed agency initiatives and new legislation addressing drug safety issues. If adopted, any new legislation or agency initiatives could result in delays or increased costs during the period of product development, clinical trials and regulatory review and approval, as well as increased costs to assure compliance with any new post-approval regulatory requirements. These restrictions or requirements could require us to conduct costly studies.

In addition, we, our suppliers, our operations, our facilities, our contract manufacturers, our contract research organizations, and our contract testing laboratories are required to comply with extensive FDA requirements both before and after approval of our products. For example, we are required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with certain requirements concerning advertising and promotion for our product candidates and our products. Also, quality control and manufacturing procedures must continue to conform to current Good Manufacturing Practices, or cGMP, regulations after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with cGMP. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control. In addition, discovery of safety issues may result in changes in labeling or restrictions on a product manufacturer or NDA holder, including removal of the product from the market.

If the FDA imposes significant restrictions or requirements related to our products for any disease, or withdraws its approval of any of our products for any disease for which it has been approved, our revenue would decline.

The FDA and foreign regulatory authorities may impose significant restrictions on the use or marketing of our products or impose additional requirements for post-approval studies. Later discovery of previously unknown problems with any of our products or their manufacture may result in further restrictions, including withdrawal of the product from the market. In this regard, the FDA has conducted routine inspections of our manufacturing contractors, and some were issued a standard “notice of inspectional observations.” While we believe that all of these observations are being appropriately corrected, failure to correct any deficiency could result in manufacturing delays. Our existing approvals, and any new approval for any other disease that we target, if granted, could be withdrawn for failure to comply with regulatory requirements or to meet our post-approval commitments. For example, we have ongoing Phase 4 post-marketing commitments to the FDA relating to Actimmune for the treatment of osteopetrosis, including a registry and drug interaction study. The failure to adequately address these ongoing Phase 4 commitments could result in a regulatory action or restriction, such as withdrawal of the relevant product’s approval by the FDA. If approval for a disease is withdrawn, we could no longer market the affected product for that disease. In addition, governmental authorities could seize our inventory of such product, force us to recall any product already in the market, or subject us to criminal or civil penalties, if we fail to comply with FDA or other governmental regulations.

For a description of restrictions relating to the off-label promotion of our products, please see the risk factor titled, “If we fail to comply or have in the past failed to comply with FDA or other government regulations prohibiting the promotion of off-label uses and the promotion of products for which marketing approval has not been obtained, we could be subject to regulatory enforcement action by the FDA or other governmental authorities as well as follow-on actions filed by consumers and other end-payors, which actions could result in substantial fines, sanctions and damage awards against us, any of which could harm our business” below.

If we fail to comply or have in the past failed to comply with FDA or other government regulations prohibiting the promotion of off-label uses and the promotion of products for which marketing approval has not been obtained, we could be subject to regulatory enforcement action by the FDA or other governmental authorities as well as follow-on actions filed by consumers and other end-payors, which actions could result in substantial fines, sanctions and damage awards against us, any of which could harm our business.

The FDA has authority to regulate advertising and promotional labeling for our products under the Federal Food, Drug, and Cosmetic Act and implementing regulations. In general, that authority requires advertising and promotional labeling to be truthful and not misleading, and consistent with the information in the product’s approved label, including that a product may be marketed only for the approved indications. Physicians may prescribe commercially available drugs for uses that are not described in the product’s labeling and that differ from those uses tested by us and approved by the FDA. Such off-label uses are common across medical specialties. For example, even though the FDA has not approved the use of Actimmune for the treatment of IPF, we are aware that physicians are prescribing, and have prescribed in the past, Actimmune for the treatment of IPF. Substantially all of our Actimmune revenue is derived from physicians’ prescriptions for off-label use for IPF. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA and other governmental agencies do, however, restrict manufacturers’ communications on the subject of off-label use. Companies may not promote FDA-approved drugs for off-label uses. Accordingly, we may not promote Actimmune for the treatment of IPF. The FDA and other governmental authorities actively enforce regulations prohibiting promotion of off-label uses. The federal government has levied large civil and criminal fines against manufacturers for alleged improper promotion, including us in October 2006 in connection with our reaching a comprehensive settlement with the government to resolve all claims as related to our promotional activities with respect to Actimmune. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which certain promotional conduct is changed or curtailed. We are aware of many instances, including our own experience as it relates to Actimmune, in which the Office of the Inspector General of the FDA has sought and secured criminal penalties and/or a corporate integrity agreement against pharmaceutical manufacturers requiring payment of substantial fines and monitoring of certain promotional activities to ensure compliance with FDA regulations. We engage in medical education activities that are subject to scrutiny under the FDA’s regulations relating to off-label promotion. While we believe we are currently in compliance with these regulations, the regulations are subject to varying interpretations, which are evolving.

If the FDA or any other governmental agency initiates an enforcement action against us and it is determined that we violated prohibitions relating to off-label promotion in connection with past or future activities, we could be subject to civil and/or criminal fines and sanctions such as those noted above in this risk factor, any of which would have an adverse effect on our revenue, business and financial prospects. As a follow-on to such governmental enforcement actions, consumers and other end-payors of the product may initiate action against us claiming, among other things, fraudulent misrepresentation, civil RICO, unfair competition, violation of various state consumer protection statutes, and unjust enrichment. For example, as a follow-on to the subpoena we received from the U.S. Department of Justice with respect to our promotional and marketing activities in connection with Actimmune and the resulting settlement we reached with the government in October 2006, we have had various class action suits filed against us by consumers and other end-payors of Actimmune. If the plaintiffs in such follow-on actions are successful, we could be subject to various damages, including compensatory damages, treble damages, punitive damages, restitution, disgorgement, prejudgment and post-judgment interest on any monetary award, and the reimbursement of the plaintiffs’ legal fees and costs, any of which would also have an adverse effect on our revenue, business and financial prospects.

In addition, some of the agreements pursuant to which we license our products, including our license agreement relating to Actimmune, contain provisions requiring us to comply with applicable laws and regulations, including the FDA’s restriction on the promotion of FDA-approved drugs for off-label uses. As a result, if it were determined that we violated the FDA’s rules relating to off-label promotion in connection with our marketing of Actimmune, we may be in material breach of our license agreement for Actimmune. If we failed to cure a material breach of this license agreement, we could lose our rights to certain therapeutic uses for Actimmune under the agreement.

If we fail to fulfill our obligations under the Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services it could have a material adverse effect on our business.

On October 26, 2006, we announced that we entered into a Corporate Integrity Agreement with the Office of the Inspector General of the United States Department of Health and Human Services. Under the terms of the Corporate Integrity Agreement, the Office of the Inspector General of the United States Department of Health and Human Services has agreed to waive any potential exclusion against us from participation in federal health care programs provided that we comply with the terms of the Corporate Integrity Agreement for a period of five years ending October 25, 2011. Effective October 29, 2010, the Office of the Inspector General of the United States Department of Health and

Human Services agreed to suspend further enforcement of the Corporate Integrity Agreement. However, should we engage in any U.S. marketing activities (other than with regard to sales of Actimmune® for its on-label indications of chronic granulomatous disease and severe malignant osteopetrosis), the Office of the Inspector General of the United States Department of Health and Human Services shall have the right, upon written notice to InterMune, to cancel the suspension and reinstatement enforcement of the Corporate Integrity Agreement through its expiration date of October 26, 2011. If the enforcement of the Corporate Integrity Agreement is reinstated and we do not satisfy our obligations under the Corporate Integrity Agreement, the Office of the Inspector General of the United States Department of Health and Human Services could potentially exclude us from participation in federal health care programs, which could have significant adverse effects on our operations and financial results. We may be required to indemnify certain of our former officers and directors if any action is taken by the U.S. Attorney or other authorities with respect to those individuals in connection with the off-label promotion of Actimmune for use with IPF, and there can be no assurance that our directors’ and officers’ liability insurance will cover all of these indemnification obligations.

The pricing and profitability of our products may be subject to control by the government and other third-party payors.

The continuing efforts of governmental and other third-party payors to contain or reduce the cost of healthcare through various means may adversely affect our ability to successfully commercialize our products. In many foreign markets, the pricing and/or profitability of prescription pharmaceuticals are subject to governmental control. In the United States, we expect that there will continue to be federal and state proposals to implement similar governmental controls, such as the omnibus healthcare reform legislation recently adopted by the U.S. government. Although we cannot predict the full effects on our business of the implementation of the healthcare reform bill, it is possible that this legislation or other similar legislation will result in decreased reimbursement for prescription drugs, which may further exacerbate industry-wide pressure to reduce the prices charged for prescription drugs. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. These new and any future cost-control initiatives could decrease the price that we would receive for Actimmune or any other products that we may develop in the future, which would reduce our revenue and potential profitability.

Our failure or alleged failure to comply with anti-kickback and false claims laws could result in civil and/or criminal sanctions and/or harm our business.

We are subject to various federal and state laws pertaining to health care “fraud and abuse” including anti-kickback laws and false claims laws. Subject to certain exceptions, the anti-kickback laws make it illegal for a prescription drug manufacturer to knowingly and willfully solicit, offer, receive or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. The federal government has published regulations that identify “safe harbors” or exemptions for certain payment arrangements that do not violate the anti-kickback statutes. Due to the breadth of the statutory provisions and the absence of guidance in the form of regulations or court decisions addressing some of our practices, it is possible that our practices might be challenged under anti-kickback or similar laws. False claims laws prohibit anyone from knowingly presenting, or causing to be presented, for payment to third party payors (including Medicare and Medicaid) claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed or claims for medically unnecessary items or services. Our activities relating to the reporting of wholesaler or estimated retail prices for our products, the reporting of Medicaid rebate information and other information affecting federal and state and third-party payment for our products, and the sale and marketing of our products, could become subject to scrutiny under these laws.

In addition, pharmaceutical companies have been prosecuted under the False Claims Act in connection with their “off-label” promotion of drugs. For information regarding allegations with respect to “off-label” promotion by us, please see the risk factor titled “If we fail to comply or have in the past failed to comply with FDA or other government regulations prohibiting the promotion of off-label uses and the promotion of products for which marketing approval has not been obtained, we could be subject to regulatory enforcement action by the FDA or other governmental authorities as well as follow-on actions filed by consumers and other end-payors, which actions could result in substantial fines, sanctions and damage awards against us, any of which could harm our business” above.

If the government were to allege that we were, or convict us of, violating these laws, there could be a material adverse effect on us, including a substantial fine, decline in our stock price, or both. Our activities could be subject to challenge for the reasons discussed above and due to the broad scope of these laws and the increasing attention being given to them by law enforcement authorities.

Risks Related to Manufacturing and Our Dependence on Third Parties

The manufacturing and manufacturing development of our products and product candidates present technological, logistical and regulatory risks, each of which may adversely affect our potential revenue.

The manufacturing and manufacturing development of pharmaceuticals, and, in particular, biologicals, are technologically and logistically complex and heavily regulated by the FDA and other governmental authorities. The manufacturing and manufacturing development of our products and product candidates present many risks, including, but not limited to, the following:

•	It may not be technically feasible to scale up an existing manufacturing process to meet demand or such scale-up may take longer than anticipated; and

•

Failure to comply with strictly enforced good manufacturing practices regulations and similar foreign standards may result in delays in product approval or withdrawal of an approved product from the market. For example, the FDA has conducted routine inspections of our manufacturing contractors, and some were issued a standard “notice of observations.” Failure to correct any deficiency could result in manufacturing delays.

Any of these factors could delay clinical trials, regulatory submissions and/or commercialization of our products for particular diseases, interfere with current sales, entail higher costs and result in our being unable to effectively sell our products.

Our manufacturing strategy, which relies on third-party manufacturers, exposes us to additional risks as a result of which we may lose potential revenue.

We do not have the resources, facilities or experience to manufacture any of our products or product candidates ourselves. Completion of our clinical trials and commercialization of our products requires access to, or development of, manufacturing facilities that meet FDA standards to manufacture a sufficient supply of our products. The FDA, the EU and foreign regulatory authorities must approve facilities that manufacture our products for commercial purposes, as well as the manufacturing processes and specifications for the product. We depend on third parties for the manufacture of our product candidates for preclinical and clinical purposes, and we rely on third parties with FDA-approved manufacturing facilities for the manufacture of Actimmune for commercial purposes. We have a long-term supply contract with BI for Actimmune, a long-term supply contract with Signa C.V. and ACIC Fine Chemicals Inc. for Esbriet active pharmaceutical ingredient and a contract with Catalent for the manufacture of the drug product for Esbriet. However, if we do not perform our obligations under these agreements, these agreements may be terminated.

Our manufacturing strategy for our products and product candidates presents many risks, including, but not limited to, the following:

•	If market demand for our products is less than our purchase obligations to our manufacturers, we may incur substantial penalties and substantial inventory write-offs.

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Manufacturers of our products are subject to ongoing periodic inspections by the EU, FDA and other regulatory authorities for compliance with strictly enforced good manufacturing practices regulations and similar foreign standards, and we do not have control over our third-party manufacturers’ compliance with these regulations and standards.

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When we need to change third party manufacturers of a particular pharmaceutical product, the EU, FDA and foreign regulatory authorities must approve the new manufacturers’ facilities and processes prior to our use or sale of products it manufactures for us. This requires demonstrated compatibility of product, process and testing and compliance inspections. Delays in transferring manufacturing technology between third parties could delay clinical trials, regulatory submissions and commercialization of our product candidates.

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Our manufacturers might not be able or may refuse to fulfill our commercial or clinical trial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market or clinical trial demands. For example, our current long-term supply contract with Signa C.V. and ACIC Fine Chemicals Inc. for the active pharmaceutical ingredient for Esbriet does not impose any obligation on Signa C.V. or ACIC Fine Chemicals Inc. to reserve a minimum annual capacity for the production of such ingredient, which could impair our ability to obtain product from them in a timely fashion.

•	We may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

•	Our product costs may increase if our manufacturers pass their increasing costs of manufacture on to us.

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If third-party manufacturers do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain or maintain regulatory approvals for our products and product candidates and we may experience stock-outs. This would adversely impact our ability to successfully commercialize our products and product candidates. Furthermore, we may not be able to locate any necessary acceptable replacement manufacturers or enter into favorable agreements with such replacement manufacturers in a timely manner, if at all.

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If our agreement with a third-party manufacturer expires, we may not be able to renegotiate a new agreement with that manufacturer on favorable terms, if at all. If we cannot successfully complete such renegotiation, we may not be able to locate any necessary acceptable replacement manufacturers or enter into favorable agreements with such replacement manufacturers in a timely manner, if at all. For example, our current supply agreement with BI for Actimmune is set to expire at the end of December 2012. If we are unable to negotiate an extension of this supply agreement with BI before it expires, we would need to secure a replacement manufacturer and negotiate acceptable terms with such replacement manufacturer. If we are unable to do so in a timely basis, or at all, we may experience a stock-out as well as lose our ability to maintain our regulatory approvals for Actimmune.

Any of these factors could delay clinical trials, regulatory submissions or commercialization of our products for particular diseases, interfere with current sales, entail higher costs and result in our being unable to effectively sell our products.

A disruption in our ability to ship Esbriet from our packaging facilities in the United States to our distributor in the European Union or a disruption in our distribution channels in the European Union could result in significant product delays and adversely affect our results.

We currently ship Esbriet from packaging facilities in the U.S. to our distributor in the EU. A disruption in our ability to ship Esbriet to our distributor in the EU or a disruption in our distribution channels in the EU for any reason, including as a result of a natural disaster, terrorism or failure of our commercial carrier, could result in product delivery delays. If this were to occur, we may be unable to satisfy customer orders on a timely basis, if at all. A significant disruptive event to our ability to distribute Esbriet could adversely affect our ability to generate revenue from Esbriet and materially affect our business and results of operations.

We rely on third parties to conduct clinical trials for our products and product candidates, and those third parties may not perform satisfactorily.

If our third-party contractors do not successfully carry out their contractual duties or meet expected deadlines, we may be delayed in or prevented from obtaining regulatory approvals for our products and product candidates, and may not be able to successfully commercialize our products and product candidates for targeted diseases. We do not have the ability to independently conduct clinical trials for all of our products and product candidates, and we rely on third parties such as contract research organizations, medical institutions and clinical investigators to perform this function. For example, we use contract research organizations to conduct our new Phase 3 ASCEND trial for pirfenidone. Our ability to monitor and audit the performance of these third parties is limited. If these third parties do not perform satisfactorily, our clinical trials may be extended or delayed, resulting in potentially substantial cost increases to us and other adverse impacts on our product development efforts. We may not be able to locate any necessary acceptable replacements or enter into favorable agreements with them, if at all.

Risks Related to Our Intellectual Property Rights

We may not be able to obtain, maintain and protect certain proprietary rights necessary for the development and commercialization of our products or product candidates.

Our commercial success will depend in part on obtaining and maintaining patent protection on our products and product candidates and successfully defending these patents against third-party challenges. Our ability to commercialize our products will also depend in part on the patent positions of third parties, including those of our competitors. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict with certainty the scope and breadth of patent claims that may be afforded to other companies’ patents. In addition, each country has its own rules regarding the allowability and enforceability of certain types of patents and therefore there can be no assurance that our patents applications will be granted or that our issued patents will be enforceable in any given jurisdiction. We could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties, or if we initiate suits to protect our patent rights.

Any litigation, including any interference proceedings to determine priority of inventions, oppositions to patents in foreign countries or litigation against our partners may be costly and time consuming and could harm our business. Litigation may be necessary in some instances to determine the validity, enforceability, scope and infringement of certain of our proprietary rights. Litigation may be necessary in other instances to determine the validity, scope or non-infringement of patent rights claimed by third parties to be pertinent to the manufacture, use or sale of our products. Ultimately, the outcome of such litigation could adversely affect the validity and scope of our patent or other proprietary rights or hinder our ability to manufacture and market our products.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we were the first to make the inventions covered by each of our pending patent applications;

•	we were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our pending patent applications will result in issued patents;

•	any of our issued patents or those of our licensors will be valid and enforceable;

•	any patents issued to us or our collaborators will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

•	we will develop additional proprietary technologies that are patentable; or

•	the patents of others will not have a material adverse effect on our business.

For example, the pirfenidone molecule itself has no composition of matter patent protection in the United States or elsewhere. We must therefore rely primarily on the protection afforded by formulation and method of use patents relating to the use of pirfenidone for the treatment in adults of mild to moderate IPF. While many countries such as the United States permit method of use patents relating to the use of drug products, in some countries the law relating to patentability of such use claims is evolving and may be unfavorably interpreted to prevent us from patenting some or all of our pending patent applications. There are some countries that currently do not allow such method of use patents, or that significantly limit the types of uses that are patentable.

In the EU, patents are subject to a post-grant opposition period, and enforcement of patents is on a country-by-country basis subject to varying, complex and evolving national requirements and standards. Competitors could challenge the validity of our patent claims and challenge whether their product actually infringes those claims. Such challenges would involve complex legal and factual questions and entail considerable costs and investment of effort.

Others have filed and in the future may file patent applications covering uses and formulations of pirfenidone, or interferon gamma-1b, or other products in our development program. If a third party has been or is in the future issued a patent that blocked our ability to commercialize any of our products, alone or in combination, for any or all of the diseases that we are targeting, we would be prevented from commercializing that product or combination of products for that disease or diseases unless we obtained a license from the patent holder. We may not be able to obtain such a license to a blocking patent on commercially reasonable terms, if at all. If we cannot obtain, maintain and protect the necessary proprietary rights for the development and commercialization of our products or product candidates, our business and financial prospects will be impaired.

Within the next few years various patents relating to interferon gamma-1b will expire and we will lose our ability to rely upon the intellectual property we currently own to prevent others from marketing interferon gamma-1b in the United States, which may impair our ability to generate revenue.

We have licensed certain patents relating to interferon gamma-1b, the active ingredient in Actimmune, from Genentech (a wholly-owned subsidiary of Roche). A U.S. patent relating to the composition of interferon gamma-1b expires in 2014. Other material U.S. patents relating to interferon gamma-1b expire between 2009 and 2013. We also previously purchased certain patents relating to interferon gamma analogs from Amgen Inc. in 2002 including two U.S. patents issued on August 30, 2005 that will expire on August 30, 2022. When these various patents expire, we will be unable to use these patents to try to block others from marketing interferon gamma-1b in the United States and, as a result, sales of Actimmune may decline and our ability to generate revenue may decrease.

Pirfenidone is the only commercially approved drug approved for the treatment of mild to moderate IPF. There are no other existing approved treatments. Therefore the incidence and prevalence of IPF that currently provide the basis of orphan drug designation in the European Union and the United States could change over time, and it is possible that orphan drug designation could be lost in these markets should the patient population exceed that required to maintain orphan drug status in these countries.

Market exclusivity afforded by Orphan Drug designation is generally offered as an incentive to drug developers to invest in developing and commercializing products for unique diseases that impact a limited number of patients. With respect to the United States, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. The company that obtains the first FDA approval for a designated orphan drug for a rare disease receives marketing exclusivity for use of that drug for the designated condition for a period of seven years from the date of approval. The orphan drug rules are similar in the EU and marketing exclusivity is for a period of ten years from the date of approval. Qualification to maintain Orphan Drug status is generally monitored by the regulatory authorities during the Orphan Drug exclusivity period. IPF is currently a poorly diagnosed disease in these markets. It is possible that with the approval of Esbriet in the EU, and the potential approval of pirfenidone in the United States, that the incidence and prevalence numbers for IPF could change in these markets. Should the incidence and prevalence of IPF patients who are eligible to receive pirfenidone for the treatment of IPF in these markets materially increase, it is possible that the orphan drug designation, and related market exclusivity, in these jurisdictions could be lost.

The pirfenidone molecule itself has no composition of matter patent protection in the United States or elsewhere, and may only be protected for the treatment of IPF by orphan drug designation in the United States and European Union.

The pirfenidone molecule itself has no composition of matter patent protection in the United States or elsewhere. The FDA and the EMA granted pirfenidone orphan drug designation for the treatment of IPF in 2004, which we currently anticipate will provide us seven and ten years of market exclusivity in the U.S. and EU, respectively, for the use of pirfenidone for the treatment of IPF from the date that pirfenidone is approved. Therefore, we may not have the ability to prevent others from commercializing pirfenidone for (i) IPF after the orphan drug designation exclusivity period ends, (ii) uses or pirfenidone covered by other patents held by third parties, or (iii) other uses of pirfenidone in the public domain for which there is no patent protection. We are relying on exclusivity granted from orphan drug designation in IPF to protect pirfenidone from competitors in this indication. In the EU we have been granted orphan drug designation for pirfenidone for the treatment of IPF by the EMA, which provides for ten years of market exclusivity until March 2021. The exclusivity period afforded by orphan drug designation in the United States begins on first NDA approval for this product in IPF and ends seven years thereafter. We cannot provide any assurance that we will be able to maintain this orphan drug designation. Furthermore, although pirfenidone has received orphan drug marketing exclusivity for the treatment of patients with IPF, the FDA and/or the EMA can still approve different drugs for use in treating the same indication or disease, which would create a more competitive market for us and our revenues will be diminished.

In addition, other third parties have obtained patents in the United States and elsewhere relating to formulation and methods of use of pirfenidone for the treatment of certain diseases. As a result, it is possible that we could face competition from third party products that have pirfenidone as the active pharmaceutical ingredient. If a third party were to obtain FDA approval in the United States for the use of pirfenidone, or regulatory approval in another jurisdiction, for an indication before we did, such third party would be first to market and could establish the price for pirfenidone in these jurisdictions. This could adversely impact our ability to implement our pricing strategy for the product and may limit our ability to maximize the commercial potential of pirfenidone in the United States and elsewhere. The presence of a lower priced competitive product with the same active pharmaceutical ingredients as our product could lead to use of the competitive product for our anti-fibrotic indications. This could lead to pricing pressure for pirfenidone, which would adversely affect our ability to generate revenue from the sale of pirfenidone for anti-fibrotic indications.

Following expiration of orphan drug designation in the European Union, and if approved for commercial use by the FDA, in the United States, our current intellectual property portfolio may not prove to be sufficient to protect the continued exclusivity of pirfenidone for the treatment in adults of mild to moderate IPF.

Because the pirfenidone molecule itself has no composition of matter patent protection in the United States or elsewhere, following expiration of orphan drug designation in the EU, and if approved for commercial use by the FDA, in the United States, we must rely primarily on the protection afforded by the formulation and method of use patents relating to the use of pirfenidone for the treatment in adults of mild to moderate IPF.

We have three granted patents, two allowed patent applications, and a number of other pending patent applications in Europe relating to Esbriet’s formulation and use in IPF patients, particularly related to the safe and efficacious usage of the product. This collection of patents is expected to provide patent protection in Europe until 2030, and includes a granted patent that relates to the effect of food on the pharmacokinetics and safety of pirfenidone in IPF patients, which expires in late 2026, a granted patent which relates to the safe and efficacious usage of Esbriet in patients who develop elevation in liver transaminase levels, which expires in late 2029, and a granted patent relating to the titration of the dosing of Esbriet at the initiation of therapy, which expires in late 2027. We also have two allowed patent applications relating to the safe usage of pirfenidone with respect to fluvoxamine and smoking that are currently expected to extend exclusivity of pirfenidone for the treatment in adults of mild to moderate IPF until 2030. We also have eight issued patents in the United States relating to the formulation or safe and/or effective use of pirfenidone in IPF patients. In addition we have numerous pending patent applications under active prosecution in other foreign jurisdictions. The laws regarding patentability and enforceability of patents such as ours varies on a country by country basis.

These patents can be challenged by our competitors in various jurisdictions who may argue such patents are invalid or unenforceable, lack sufficient written description or enablement, or that the claims of the issued patents should be limited or narrowly construed. Additionally, even if the validity of these patents were upheld in a patent challenge, a court may refuse to stop the other party from practicing the activity at issue on the ground that its activities are not covered by our patents. Any of these outcomes would limit our ability to exclusively market pirfenidone for the treatment in adults of mild to moderate IPF in the EU, and if approved for commercial use by the FDA, in the United States, as well as certain other countries where we have filed for patent protection.

If we breach our license agreement with Genentech, we may lose our ability to develop and market Actimmune.

We license certain patents and trade secrets relating to Actimmune from Genentech. If we breach this agreement with Genentech, they may be able to terminate the respective license, and we would have no further rights to utilize the licensed patents or trade secrets to develop and market Actimmune, which could adversely affect our revenue and financial prospects.

If we breach our license agreement with Shionogi, we may lose our ability to develop and commercialize pirfenidone in other jurisdictions.

In February 2010, we entered into an agreement with Shionogi whereby we have the ability to obtain access to certain patient level data from the Shionogi Phase 3 clinical trial with pirfenidone in patients with IPF, which we refer to as SP3, to be used as “pivotal study data” (as defined in the agreement) in connection with our regulatory filings. We did not use SP3 patient level data as pivotal study data in our recently approved MAA or in any other submissions in connection with review of the MAA. Similarly, we did not use SP3 patient level data as pivotal study data in our U.S. NDA or in any other submissions in connection with review of the U.S. NDA. However, going forward, we may elect to use SP3 patient level data as pivotal study data in our regulatory filings in the United States or in other jurisdictions. Should we breach our agreement with Shionogi, we may lose our ability to use Shionogi’s patient level data in our regulatory filings in the United States or in other jurisdictions, which could adversely affect our ability to obtain regulatory approval of pirfenidone in such jurisdictions.

Litigation or third-party claims of intellectual property infringement could require us to spend substantial time and money and could adversely affect our ability to develop and commercialize products.

Our commercial success depends in part on our ability and the ability of our collaborators to avoid infringing patents and proprietary rights of third parties. Third parties may accuse us or our collaborators of employing their proprietary technology in our products, or in the materials or processes used to research or develop our products, without authorization. Any legal action against our collaborators or us claiming damages and/or seeking to stop our commercial activities relating to the affected products, materials and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to utilize the affected materials or processes or to manufacture or market the affected products. We cannot predict whether we, or our collaborators, would prevail in any of these actions or whether any license required under any of these patents would be made available on commercially reasonable terms, if at all. If we are unable to obtain such a license, we, or our collaborators, may be unable to continue to utilize the affected materials or processes or manufacture or market the affected products or we may be obligated by a court to pay substantial royalties and/or other damages to the patent holder. Even if we are able to obtain such a license, the terms of such a license could substantially reduce the commercial value of the affected product or products and impair our prospects for profitability. Accordingly, we cannot predict whether or to what extent the commercial value of the affected product or products or our prospects for profitability may be harmed as a result of any of the liabilities discussed above. Furthermore, infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management’s attention from our core business.

If the owners of the intellectual property we license fail to maintain the intellectual property, we may lose our rights to develop our products or product candidates.

We generally do not control the patent prosecution of intellectual property that we license from third parties. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we would exercise over intellectual property that we own, and, as a result, we may lose our rights to such intellectual property and incur substantial costs. For example, if Genentech fails to maintain the intellectual property rights related to Actimmune licensed to us, we may lose our rights to develop and market certain therapeutic uses for Actimmune and may be forced to incur substantial additional costs to maintain or protect our intellectual property rights or to compel Genentech to do so.

If our employees, consultants and vendors do not comply with their confidentiality agreements or our trade secrets otherwise become known, our ability to generate revenue and profits may be impaired.

Patent prosecution may not be appropriate or obtainable for certain of our technologies, and we may instead protect such proprietary information as trade secrets. We protect these rights mainly through confidentiality agreements with our corporate partners, employees, consultants and vendors.

These agreements generally provide that all confidential information developed or made known to an individual or company during the course of their relationship with us will be kept confidential and will not be used or disclosed to third parties except in specified circumstances. In the case of employees and consultants, our agreements generally provide that all inventions made by the individual while engaged by us will be our exclusive property. We cannot be certain that these parties will comply with these confidentiality agreements, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by our competitors. If our trade secrets become known, we may lose a competitive advantage and our ability to generate revenue may therefore be impaired.

By working with corporate partners, research collaborators and scientific advisors, we are subject to disputes over intellectual property, and our ability to obtain patent protection or protect proprietary information may be impaired.

Under some of our research and development agreements, inventions discovered in certain cases become jointly owned by our corporate partner and us and in other cases become the exclusive property of one of us. It can be difficult to determine who owns a particular invention, and disputes could arise regarding those inventions. These disputes could be costly and could divert management’s attention from our business. Our research collaborators and scientific advisors have some rights to publish our data and proprietary information in which we have rights. Such publications may impair our ability to obtain patent protection or protect our proprietary information, which could impair our ability to generate revenue.

Risks Related to Our Financial Results and Other Risks Related to Our Business

If we continue to incur net losses for an extended period of time, we may be unable to continue our business.

We have incurred net losses since inception, and our accumulated deficit was approximately $865.1 million at June 30, 2011. We expect to incur substantial additional net losses prior to achieving profitability, if ever. The extent of our future net losses and the timing of our profitability are highly uncertain, and we may never achieve profitable operations. We are planning to expand the number of diseases for which our products may be marketed, and this expansion will require significant expenditures. To date, we have generated revenue primarily through the sale of Actimmune. However, Actimmune sales have decreased in recent periods and we expect this trend to continue into the future. We have not generated operating profits to date from our products. If the time required for us to achieve profitability is longer than we anticipate, we may not be able to continue our business.

Revenue from the sale of Actimmune has been declining and is expected to decline further.

Physicians may choose not to prescribe Actimmune or provide fewer patient referrals for Actimmune for the treatment of IPF for a variety of reasons, some of which are because:

•	Actimmune is not approved by the FDA for the treatment of IPF, and we therefore are unable to market or promote Actimmune for the treatment of IPF;

•	in our initial and Phase 3 INSPIRE clinical trials, Actimmune failed to meet the primary and secondary endpoints;

•	physicians prefer to enroll their patients in clinical trials for the treatment of IPF;

•	Actimmune does not have a drug compendia listing, often a criterion used by third-party payors to decide whether or not to reimburse off-label prescriptions;

•	physicians’ patients are unable to receive or lose reimbursement from a third-party reimbursement organization;

•	physicians are not confident that Actimmune has a clinically significant treatment effect for IPF; or

•	a competing product shows a clinically significant treatment effect for IPF.

If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully execute our business plan.

We believe our existing cash, cash equivalents and available-for-sale securities, along with anticipated cash flows from our sales of Esbriet and Actimmune, will be sufficient to fund our operating expenses, debt obligations and capital requirements under our current business plan through at least the next twelve months. However, our current plans and assumptions may change, and our capital requirements may increase. We have no committed sources of capital and do not know whether additional financing will be available when needed, or, if available, that the terms will be favorable to our stockholders or us. If additional funds are not available, we may be forced to delay or terminate clinical trials, curtail operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to successfully execute our business plan.

Budget or cash constraints may force us to delay our efforts to develop certain products in favor of developing others, which may prevent us from meeting our stated timetables and commercializing those products as quickly as possible, or take certain cost saving efforts that could harm our financial results.

Because we are an emerging company with limited resources, and because research and development is an expensive process, we must regularly assess the most efficient allocation of our research and development resources. Accordingly, we may choose to delay our research and development efforts for a promising product candidate to allocate those resources to another program, which could cause us to fall behind our initial timetables for development of certain product candidates. As a result, we may not be able to fully realize the value of some of our product candidates in a timely manner, since they will be delayed in reaching the market, or may not reach the market at all.

Due to cash constraints or for strategic business reasons we may decide to take certain actions that reduce our expenses. For example, we sold to Roche our worldwide development and commercialization rights to danoprevir and received $175.0 million from the sale of such rights. On a forward-looking basis we will not incur the expense associated with further investment in danoprevir; however, our rights to share profits from sales of danoprevir in the United States have also been terminated and, as a result, our business and future financial results may be harmed.

Negative conditions in the global markets may impair the liquidity of a portion of our investment portfolio.

Our investment securities consist of high-grade corporate debt securities, government agency securities and direct government obligation securities. Due to recent credit market and global economic conditions, markets for certain fixed-income securities have been volatile and have experienced limitations in liquidity. If there is insufficient demand for the securities we hold, we may not have liquid access to our investments and may be required to recognize an impairment for those securities should we conclude that such impairment is other-than-temporary. For example, as recently as September 30, 2010 we held in our investment portfolio $4.8 million of auction rate securities that had experienced illiquid market conditions requiring us to previously adjust the carrying-value of these securities. As of December 31, 2010, all of our auction rate securities had been sold or redeemed.

Failure to accurately forecast demand for our products could result in additional charges for excess inventories or non-cancelable purchase obligations or supply shortages.

We base many of our operating decisions on anticipated revenue trends and competitive market conditions, which are difficult to predict. We acquire inventories and enter into non-cancelable purchase obligations in order to meet demand for our products based on these projections. For the years ended December 31, 2010, 2009 and 2008, we recorded charges of $0.5 million, $0.3 million and $0.7 million, respectively, for excess inventories related to Actimmune from previous years’ contractual purchases. We could be required to record additional charges for excess inventories and/or non-cancelable purchase obligations. If demand for Actimmune decreases faster than we anticipate.

In addition, we are initiating our commercial launch of Esbriet in Germany in the second half of September 2011, with commercial launches in additional countries in the EU to follow. While we have attempted to forecast demand for Esbriet in Germany and the EU, until we have a sufficient history of commercial sales in such jurisdictions, we cannot know with certainty whether our inventory of Esbriet is in excess of or insufficient to meet demand. Further, we have just recently established our sales organization in the EU and we do not yet know if the size of the sales organization is sufficient to successfully commercialize Esbriet, which makes accurately forecasting demand more difficult. If we fail to accurately forecast demand for Esbriet, we may face temporary supply shortages, which will impair our ability to generate revenue from such demand, or excess inventories, which may result in additional charges for such excess inventory.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

The testing, marketing and sale of medical products entail an inherent risk of product liability. We have product liability risk for all of our product candidates and for all of the clinical trials we conduct, including our discontinued INSPIRE trial. If product liability costs exceed our liability insurance coverage, we may incur substantial liabilities. Whether or not we were ultimately successful in product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. While we believe that our clinical trial and product liability insurance currently provides adequate protection to our business, we may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses.

If we materially breach the representations and warranties we made to Roche under the Asset Purchase Agreement or any of our other contractual obligations, Roche has the right to seek indemnification from us for damages it suffers as a result of such breach. These amounts could be significant.

We have agreed to indemnify Roche and its affiliates against losses suffered as a result of our material breach of representations and warranties and our other obligations in the Asset Purchase Agreement we entered into with Roche and its affiliates in connection with our sale of our worldwide development and commercialization rights to danoprevir. If one or more of our representations and warranties were not true at the time we made them to Roche, we would be in breach of the Asset Purchase Agreement. In the event of a breach by us, Roche has the right to seek indemnification from us for damages suffered by Roche as a result of such breach. The amounts for which we could become liable to Roche may be significant.

Our use of hazardous materials, chemicals, viruses and radioactive compounds exposes us to potential liabilities.

Our research and development activities involve the controlled use and disposal of hazardous materials, chemicals, infectious disease agents and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for significant damages or fines, which may not be covered by or may exceed our insurance coverage.

Insurance coverage is increasingly difficult to obtain or maintain.

While we currently maintain clinical trial and product liability insurance, directors’ and officers’ liability insurance, general liability insurance, property insurance and warehouse and transit insurance, first- and third-party insurance is increasingly more costly and narrower in scope, and we may be required to assume more risk in the future. If we are subject to third-party claims or suffer a loss or damage in excess of our insurance coverage, we may be required to share that risk in excess of our insurance limits. Furthermore, any first- or third-party claims made on our insurance policies may impact our future ability to obtain or maintain insurance coverage at reasonable costs, if at all.

Failure to attract, retain and motivate skilled personnel and cultivate key academic collaborations will delay our product development programs and our business development efforts.

As of July 31, 2011, we had 122 full-time employees, and our success depends on our continued ability to attract, retain and motivate highly qualified management, scientific and commercial personnel, especially in Europe, and on our ability to develop relationships with leading academic scientists. Competition for personnel and academic collaborations is intense. We are highly dependent on our current management and key scientific and technical personnel, including Daniel G. Welch, our Chairman, Chief Executive Officer and President, as well as the other principal members of our management. None of our employees, including members of our management team, has a long-term employment contract, and any of our employees can leave at any time. Our success will depend in part on retaining the services of our existing management and key personnel and attracting and retaining new highly qualified personnel. In addition, we may need to hire additional personnel and develop additional academic collaborations if we expand our research and development activities. We do not know if we will be able to attract, retain or motivate personnel or cultivate academic collaborations. Our inability to hire, retain or motivate qualified personnel or cultivate academic collaborations would harm our business.

Our ability to use our net operating losses and certain other tax attributes may be subject to annual limitations under federal and state tax law that could materially affect our ability to utilize such losses and attributes.

If a corporation undergoes an “ownership change” within the meaning of section 382 of the Internal Revenue Code, or section 382, the corporation’s ability to utilize any net operating losses, or NOLs, and certain tax credits and other attributes generated before such an ownership change, is limited. We believe that we have in the past experienced ownership changes within the meaning of section 382 that have resulted in limitations under section 382 (and similar state provisions) on the use of our NOLs and other tax attributes. Future changes in ownership could result in additional ownership changes within the meaning of section 382 that could further limit our ability to utilize our NOLs and certain other tax attributes.

Risks Related to the Notes and our Common Stock

The notes are effectively subordinated to any of our future secured debt and structurally subordinated to the liabilities of our subsidiaries.

The notes will be our general unsecured obligations and will rank equal in right of payment with our other senior unsecured indebtedness, including our 5% convertible senior notes due 2015 (which we refer to as our 2015 notes), and senior in right of payment to any indebtedness that is contractually subordinated to the notes. The notes, however, will be effectively subordinated to all of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of June 30, 2011, we had no outstanding secured indebtedness and $85.0 million in outstanding senior unsecured indebtedness. The provisions of the indenture governing the notes will not prohibit us from incurring additional secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral securing such indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full.

Our subsidiaries will not guarantee the notes. Accordingly, the notes will also be structurally subordinated to all existing or future unsecured and secured liabilities and preferred equity of our subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, we, as a common equity owner of such subsidiary, and, therefore, holders of our debt, including holders of the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and preferred equity holders. As of June 30, 2011, the aggregate amount of liabilities of our subsidiaries was $4.9 million, including trade and other payables and excluding intercompany liabilities), and our subsidiaries had no outstanding preferred equity. The provisions of the indenture governing the notes will not prohibit our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future.

Our significant level of indebtedness could limit cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our obligations under the notes.

We have now and, following the consummation of this offering, will continue to have, a significant amount of indebtedness. As of June 30, 2011, we had $85.0 million of outstanding indebtedness under our 2015 notes. We will incur $135.0 million of additional indebtedness if and when we sell the notes, or $155.3 million of additional indebtedness if the underwriters exercise in full their over-allotment option to purchase additional notes. We may also incur additional indebtedness to meet future financing needs. Our indebtedness could have significant negative consequences for our business, results of operations and financial condition, including:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business;

•	dilution experienced by our existing stockholders as a result of the conversion of our 2015 notes into shares of common stock; and

•	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

As of June 30, 2011, our annual debt service obligation on our 2015 notes was $4.3 million. If we complete this offering, our annual debt service obligation will increase substantially. We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will continue to generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of the outstanding 2015 notes, the notes to be offered and sold in this offering, or any indebtedness which we may incur in the future, we would be in default, which would permit the holders of the affected notes or other indebtedness to accelerate the maturity of such notes or other indebtedness and could cause defaults under the company’s other notes and indebtedness. Any default under these notes or any indebtedness which we may incur in the future could have a material adverse effect on our business, results of operations and financial condition.

We may not have the ability to raise the funds necessary to finance any required repurchases of our outstanding 2015 notes or the notes offered hereby, which would constitute an event of default under our indentures.

Under our 2015 notes indenture, if a designated event, such as the termination of trading of our common stock on The NASDAQ Global Select Market or a specified change of control transaction occurs prior to maturity, we may be required to redeem all or part of our 2015 notes. We expect that the indenture governing the notes offered hereby will have a substantially similar repurchase requirement. Although the 2015 notes indenture would allow us in certain circumstances to pay the redemption price for the 2015 notes in shares of our common stock, if a designated event were to occur, we may not have sufficient funds to pay the redemption prices for all the notes tendered.

We have not established a sinking fund for payment of our outstanding notes or the notes offered hereby, nor do we anticipate doing so. In addition, we may in the future enter into credit agreements or other agreements that may contain provisions prohibiting redemption or repurchase of the 2015 notes or the notes offered hereby under certain circumstances, or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from purchasing or redeeming either the 2015 notes or the notes offered hereby, we could seek a waiver from the holders of these notes or attempt to refinance these notes. If we were not able to obtain consent, we would not be permitted to repurchase the notes. Our failure to redeem tendered notes would constitute an event of default under the 2015 notes indenture and the indenture governing the notes offered hereby, which might constitute a default under the terms of our other indebtedness.

We may fail to meet our publicly announced financial guidance or other expectations about our business, which would cause our stock to decline in value and affect the trading price of the notes.

There are a number of reasons why we might fail to meet our financial guidance or other expectations about our business, including, but not limited to, the following:

•

negative developments or setbacks in our application to obtain marketing approval for pirfenidone in the United States, including negative results of the ASCEND trial that we initiated in the second quarter of 2011 and/or a negative response from the FDA to our anticipated NDA resubmission based on data from this trial;

•	delays or unexpected difficulties in our commercial launch of Esbriet in the EU;

•	lower than expected pricing and reimbursement levels for Esbriet in the EU;

•	if only a subset of or no affected patients respond to therapy with any of our products or product candidates;

•	the actual dose or efficacy of the product for a particular condition may be different than currently anticipated;

•

negative publicity about the results of our clinical studies, such as the 2007 failure of Actimmune to meet its primary endpoint in the INSPIRE trial and our resulting decision to discontinue the trial, the failure of pirfenidone to meet its primary endpoint and the PFS secondary endpoint in the CAPACITY 1 trial, or those of others with similar or related products may reduce demand for our products and product candidates;

•	the treatment regimen may be different in duration than currently anticipated;

•	treatment may be sporadic;

•	we may not be able to sell a product at the price we expect;

•	we may not be able to accurately calculate the number of patients using the product;

•	we may not be able to supply enough product to meet demand;

•	there may be current and future competitive products that have greater acceptance in the market than our products do;

•	we may decide to divest a product;

•	our development activities may proceed faster than planned;

•	we may decide to change our marketing and educational programs;

•	clinical trial participation may reduce product sales; or

•	physicians’ prescriptions or patient referrals for Actimmune may decline.

If we fail to meet our revenue and/or expense projections and/or other financial guidance for any reason, our stock could decline in value. The market price of our common stock, as well as the general level of interest rates and our credit quality, will likely significantly affect the trading price of the notes.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our stock price and the trading price of the notes.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or the Commission, require an annual management assessment of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm attesting to the effectiveness of our internal control over financial reporting at the end of the fiscal year. If we fail to maintain the adequacy of our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Commission. If we cannot in the future favorably assess, or our independent registered public accounting firm is unable to provide an unqualified attestation report on, the effectiveness of our internal control over financial reporting, investor confidence in the reliability of our financial reports may be adversely affected, which could have a material adverse effect on our stock price and the trading price of the notes.

Management may invest or spend the proceeds of this offering and our concurrent common stock offering in ways with which you may not agree and in ways that may not yield a return to our stockholders.

Management will retain broad discretion over the use of proceeds from this public offering and our concurrent common stock offering. Stockholders and holders of the notes may not deem such uses desirable, and our use of the proceeds may not yield a significant return or any return at all for our stockholders. Management intends to use the proceeds from this offering and the concurrent common stock offering to fund the commercial launch of Esbriet in the EU, to fund our ASCEND trial and for other general corporate and working capital purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. Because of the number and variability of factors that determine our use of the proceeds from this offering and our concurrent common stock offering, our actual uses of the proceeds of this offering may vary substantially from our currently planned uses. We intend to invest the net proceeds from this offering and the concurrent common stock offering in short-term, investment-grade, interest-bearing securities until we are ready to use them.

If our officers, directors and certain stockholders choose to act together, they may be able to significantly influence our management and operations, acting in their own best interests and not necessarily those of other stockholders.

At June 30, 2011, our directors, executive officers and greater than 5% stockholders and their affiliates beneficially owned approximately 43% of our issued and outstanding common stock. Accordingly, our directors, executive officers and greater than 5% stockholders collectively may have the ability to significantly influence the election of all of our directors and to significantly influence the outcome of corporate actions requiring stockholder approval, such as mergers or a financing in which we sell more than 20% of our voting stock at a discount to market price. They may exercise this ability in a manner that advances their own best interests and not necessarily those of other stockholders or holders of the notes. This concentration of ownership could also depress our stock price and, in turn, the trading price of the notes.

Substantial sales of shares may negatively impact the market price of our common stock and, in turn, the trading price of the notes.

If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or conversion of the notes or our 2015 notes, the market price of our common stock and, in turn, the trading price of the notes, may decline. In addition, the existence of the notes and our 2015 notes may encourage short selling by market participants. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales may have on the then-prevailing market price of our common stock and the trading price of the notes.

We have filed registration statements covering the approximately 15,294,802 shares of common stock that are either issuable upon the exercise of outstanding options or reserved for future issuance pursuant to our stock plans as of June 30, 2011.

During the second quarter of 2011, Warburg Pincus Equity Partners, L.P. and certain of its affiliates (collectively, Warburg Pincus) filed documents with the Commission indicating that it had distributed an aggregate of 9,468,728 shares of our common stock to its partners. Jonathan S. Leff, a member of our board of directors, is a managing director of Warburg Pincus LLC and a partner of Warburg Pincus & Co., which are affiliates of Warburg Pincus.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers, as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments” in this prospectus supplement. The conversion rate will not be adjusted for other events, such as a payment of certain dividends on our common stock or an issuance of our common stock for cash, that may adversely affect the trading price of the notes and the market price of our common stock. There can be no assurance that an event will not occur that is adverse to the interests of the holders of the notes and their value, but does not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute fundamental changes, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of specified fundamental changes, you will have the option to require us to repurchase all or any portion of your notes as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” However, the definition of “fundamental change” is limited to specified corporate events and may not include other events that might adversely affect our financial condition or the trading price of the notes. For example, events such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such events, the holders of the notes would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting affect the trading price of the notes.

The adjustment to the conversion rate for notes converted in connection with certain make-whole fundamental change transactions may not adequately compensate holders for the lost option time value of their notes as a result of any such transaction. In addition, the definition of a make-whole fundamental change is limited and may not protect you from losing some of the option value of your notes in the event of a variety of transactions that do not constitute a make-whole fundamental change.

If certain transactions that constitute a make-whole fundamental change occur, under certain circumstances and subject to certain limitations, we will increase the conversion rate by a number of additional shares of our common stock. This increased conversion rate will apply only to holders who convert their notes in connection with any such transaction. The number of additional shares of our common stock will be determined based on the date on which the make-whole fundamental change transaction becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change” in this prospectus supplement. While the increase in the conversion rate is designed to compensate holders for the lost option time value of the notes as a result of such transaction, the increase in the conversion rate is only an approximation of such lost value and may not adequately compensate holders for such loss. In addition, notwithstanding the foregoing, if the price paid (or deemed paid) for our common stock in the transaction is greater than $70.00 per share or less than $24.00 per share (in each case, subject to adjustment in accordance with the indenture), then we will not be required to adjust the conversion rate if you convert your notes in connection with such transaction. Moreover, in no event will the total number of shares of our common stock issuable upon the conversion of the notes exceed 41.6667 per $1,000 principal amount of notes, subject to adjustment under certain circumstances.

Furthermore, the definition of make-whole fundamental change that will be contained in the indenture is limited to certain enumerated transactions. As a result, the make-whole fundamental change provisions of the indenture will not afford protection to holders of the notes in the event that other transactions occur that could adversely affect the option value of the notes. For example, transactions, such as a spin-off or sale of a subsidiary with volatile earnings, or a change in our subsidiaries’ lines of business, could significantly affect the trading characteristics of our common stock and thereby reduce the option value embedded in the notes without triggering a make-whole fundamental change.

Our obligation to increase the conversion rate upon certain make-whole fundamental change transactions could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The issuance of additional stock in connection with acquisitions or otherwise will dilute all other stockholdings and could affect the market price of our common stock and, therefore, the trading price of the notes.

Following this offering, after giving effect to the completion of our concurrent common stock offering, but assuming no exercise of the underwriters’ option to purchase additional shares of common stock, we will have an aggregate of approximately 15,900,000 shares of common stock authorized but unissued and not reserved for issuance under our option and compensation plans or under other convertible or derivative instruments. We may issue all of these shares without any action or approval by our stockholders. The issuance of these unreserved shares in connection with acquisitions or otherwise, as well as any shares of our common stock issued in connection with the exercise of stock options, restricted stock units, under convertible or derivative instruments or otherwise would dilute the notional percentage ownership held by the investors who purchase our notes in this offering. In addition, we may issue a substantial number of shares of our common stock upon conversion of the notes.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the market price of our common stock and, in turn, the trading price of the notes and our ability to raise funds in new stock offerings.

Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets following this offering and the concurrent transactions, or the perception that these sales might occur, could cause the market price of our common stock and the trading price of the notes to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity or equity-related securities. In addition, the market price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock by holders of the notes. The hedging or arbitrage could, in turn, affect the trading price of the notes and/or the market price of any shares of our common stock that holders of the notes receive upon conversion of their notes. We, our directors and officers, will agree, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, that we and they will not, without the prior written consent of the representatives on behalf of the underwriters, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock.

We may issue shares of our common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the exercise of options or for other reasons. No prediction can be made as to the effect, if any, that future sales or issuance of shares of our common stock or other equity securities, or the availability of shares of our common stock or such other equity securities for future sale or issuance, will have on the market price of our common stock or the trading price of the notes.

There is currently no trading market for the notes, and an active trading market for the notes may not develop or, if it develops, may not be maintained.

The notes will be new securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and may discontinue market making at any time without notice. Accordingly, an active trading market may not develop for the notes and, even if one develops, such market may not be maintained. If an active trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes is likely to be adversely affected and holders may not be able to sell their notes at desired times and prices or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which may not affect debt that is not convertible into capital stock. Historically, the market for convertible debt has been volatile. Market volatility could materially and adversely affect the notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. As a result, any specific rules regulating short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales in our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

Over the last several months, the Commission and other regulatory and self-regulatory authorities have implemented various rule changes and are expected to adopt additional rule changes in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of Commission Regulation SHO now restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more in one day. If this circuit breaker is triggered, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.

The Commission also approved a pilot program allowing several national securities exchanges and the Financial Industry Regulatory Authority, Inc., or FINRA, to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and over 300 exchange traded funds if the price of any such security moves 10% or more from a sale price in a five-minute period, which we refer to as the SRO pilot program. The SRO pilot program was initially extended to the earlier of August 11, 2011 or the date on which a proposed new “limit up/limit down mechanism” to address extraordinary market volatility is adopted and effective as to the securities covered by the SRO pilot program, which we refer to as the limit up / limit down proposal. The limit up/limit down proposal advanced by FINRA and other SROs would lock trading in listed equity securities into a price band based on the security’s average price over the preceding five minutes. The price bands would be 5% above or below the average price for securities currently subject to the SRO pilot program, and 10% for securities not subject to the SRO pilot program; the percentage bands would be doubled during opening or closing. The inability to trade within those price bands would trigger a trading pause. The Commission was expected to determine whether to approve the limit up/limit down proposal following a comment period that expired on

June 22, 2011. Our common stock was initially not among the securities covered by the SRO pilot program. However, the Commission has also approved a proposed expansion of the SRO pilot program to include all remaining NMS stocks that were not previously covered under the program. These newly covered (so-called “Phase III”) securities will be subject to wider price move percentages to reflect certain differences in their typical trading characteristics, such as higher volatility and lower liquidity and trading volume. Our common stock will be covered by the expanded SRO pilot program. The implementation date for the expanded SRO pilot program was to be August 8, 2011, which was extended to January 31, 2012, or the date when the limit up / limit down proposal is adopted and becomes effective.

FINRA and exchange rule amendments intended to clarify the review process for potentially erroneous trades in exchange-listed securities have also been adopted. In particular, these rule amendments establish uniform standards for reviews of (i) multi-stock events involving 20 or more securities and (ii) transactions that trigger an individual stock trading pause by a primary listing market and subsequent transactions that occur before the trading halt is in effect for over-the-counter trading. The relevant amendments to FINRA Rule 11892 (Clearly Erroneous Transactions in Exchange-Listed Securities) and corresponding exchange rules were approved on September 10, 2010 on a pilot basis, with an original end date of April 11, 2011. However, the Commission has approved a rule change extending the pilot period to the earlier of August 11, 2011 or the date on which the limit up/limit down proposal is adopted and effective as to the securities covered by the pilot. FINRA recently proposed extending the effective date of the pilot program until January 31, 2012.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act on July 21, 2010 also introduces regulatory uncertainty that may impact trading activities relevant to the convertible notes. This new legislation may require many over-the-counter swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers and major market participants may be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to implement a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The legislation will become effective 60 days after the publication of the final rule; however, it is unclear whether the margin requirements will apply retroactively to existing swap transactions. We cannot predict how this legislation will ultimately be implemented by the Commission and other regulators or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and national securities exchange rule changes and/or implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the Commission issued emergency orders generally prohibiting short sales of the common stock of a variety of financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, including the recently adopted amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, could similarly adversely affect the trading price and the liquidity of the notes.

At times, the market price of our common stock has fluctuated significantly, and such fluctuations in the future may impact the trading price of the notes and make them more difficult to resell.

The market price of our common stock has been and is likely to continue to be extremely volatile. During the twelve-month period ended June 30, 2011, the closing price of our common stock on The NASDAQ Global Select Market ranged from a high of $51.08 in April 2011 to a low of $8.64 in July 2010 and traded as low as $12.53 as recently as the fourth quarter of 2010. The market price of our common stock could be subject to wide fluctuations in response to a variety of factors, many of which we cannot control, including:

•	general economic and political conditions and specific conditions in the biotechnology industry;

•	changes in expectations as to our future financial performance, including financial estimates or publication of research reports by securities analysts;

•	strategic actions taken by us or our competitors, such as acquisitions or restructurings;

•	announcements of new products or technical innovations by us or our competitors;

•	actions taken by institutional shareholders; and

•	speculation in the press or investment community.

In addition, the stock market in general, and the stock price of companies listed on NASDAQ, and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. Periods of volatility in the market price of a company’s securities frequently results in securities class action and shareholder derivative litigation against that company. This type of litigation can result in substantial costs and a diversion of management’s attention and resources.

Because the notes are convertible into shares of our common stock, volatility or depressed market prices of our common stock could have a similar effect on the trading price of the notes. Holders who receive shares of our common stock upon conversion of the notes will also be subject to the risk of volatility and depressed market prices of our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the trading price of the notes.

You may be subject to tax upon an adjustment to, or a failure to adjust, the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. In addition, a failure to adjust (or adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. Such deemed dividend may be subject to U.S. federal withholding tax or backup withholding, which may be set off against payments on the notes or common stock. See “Description of Notes—Conversion of Notes—Conversion Rate Adjustments” and “Material United States Federal Income Tax Considerations.”

If a make whole adjustment event occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with such make whole adjustment event. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. Such deemed dividend may be subject to U.S. federal withholding tax or backup withholding, which may be set off against payments on the notes or common stock. See “Material United States Federal Income Tax Considerations.”

Provisions of Delaware law, our charter documents and the indentures governing the notes and our 2015 notes may impede or discourage a takeover, which could cause the market price of our common stock to decline.

Provisions of our Amended and Restated Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions:

•	establish a classified board of directors so that not all members of our board may be elected at one time;

•

authorize the issuance of up to 5,000,000 shares of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and hinder a takeover attempt;

•	limit who may call a special meeting of stockholders;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met, may discourage, delay or prevent a third party from acquiring us.

The repurchase rights in the notes triggered by the occurrence of a fundamental change, as described under the heading “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” and the additional shares of our common stock by which the conversion rate is increased in connection with certain make-whole fundamental change transactions, as described under the heading “Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change,” could discourage a potential acquirer. In addition, the indenture governing our 2015 notes will contain similar repurchase obligations with respect to our 2015 notes.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the trading price of the notes and the market price of our common stock could be harmed.

In addition, the trading price of the notes is directly affected by market perceptions of our creditworthiness. Consequently, if a credit ratings agency downgrades or withdraws its rating of any of our debt, or puts us on credit watch, the trading price of the notes is likely to decline.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid any dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance our operations and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. As a result, holders who convert their notes and receive shares of our common stock will not realize a return on their investment unless the market price of our common stock appreciates, which we cannot assure.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture governing the notes will not contain any covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock”, “Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change”, “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”, and “Description of Notes—Consolidation, Merger and Sale of Assets”.

Holders of the notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

Holders of the notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of the notes will be subject to all changes affecting our common stock. Holders of the notes will be entitled to the rights afforded holders of shares of our common stock only if and when shares of our common stock are delivered to them upon the conversion of their notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s receipt of shares of our common stock upon the conversion of their notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $130.7 million ($150.3 million if the underwriters’ over-allotment option to purchase additional notes is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. In addition, based upon the public offering price of $24.00 per share, we estimate that the net proceeds we will receive from the sale of 4,000,000 shares of our common stock in our concurrent common stock offering will be approximately $91.2 million ($104.9 million if the underwriters’ option to purchase additional shares is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. This offering is not contingent upon the completion of the common stock offering and the common stock offering is not contingent upon the completion of this offering. We cannot assure you that either or both of the offerings will be completed.

We will retain broad discretion over the use of the net proceeds from this public offering and our concurrent common stock offering. We currently intend to use the net proceeds to fund the commercial launch of Esbriet® in the EU, to fund our ASCEND trial and for general corporate purposes, which may include funding research and development, increasing our working capital and reducing indebtedness. We may also use a portion of the net proceeds for capital expenditures or for acquisitions or investments in businesses, products and technologies that are complementary to our own. Although we currently have no material agreements or commitments with respect to acquisitions, we evaluate acquisition opportunities and engage in related discussions from time to time.

The amounts and timing of these expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, actions of regulatory authorities, technological advances and the competitive environment for our products. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering and our concurrent common stock offering. Accordingly, we will retain broad discretion over the use of these proceeds.

We intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities until we are ready to use them.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, available-for-sale securities and consolidated capitalization as of June 30, 2011:

•	on an actual basis; and

•

on an as adjusted basis to give effect (i) the issuance of $135.0 million principal amount of notes in this offering and (ii) the issuance of 4,000,000 shares of our common stock in our concurrent common stock offering at the public offering price of $24.00 per share, in each case, after deductions, underwriting discounts and commissions and estimated offering expenses payable by us.

The following information should be read in conjunction with our consolidated financial statements and condensed consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our Commission reports and other information, you should read the section of the accompanying prospectus entitled “Where You Can Find More Information.”

	As of June 30, 2011
(In thousands, except share and per share data)	Actual	As adjusted
	(unaudited)
Cash and cash equivalents	$62,495	$284,385
Available-for-sale securities	$183,243	$183,243

Long-term debt:
5.00% convertible senior notes due 2015	85,000	85,000
2.50% convertible senior notes due 2018 offered hereby(1)	—	135,000
Total long-term debt	$85,000	$220,000
Shareholders’ equity:
Common stock, par value $0.001 per share; 100,000,000 shares authorized; 60,677,600 shares issued and outstanding, actual; 64,677,600 shares issued and outstanding, as adjusted	61	65
Additional paid-in capital	1,029,477	1,120,663
Accumulated other comprehensive income	26	26
Accumulated deficit	(865,092)	(865,092)

Total stockholders’ equity	164,472	255,662

Total capitalization	$249,472	$475,662

(1)	The convertible notes to be issued in connection with this offering have been included in long-term debt pending a comprehensive analysis of the terms of the convertible notes, at which time a portion of such convertible notes may be included in additional paid-in capital. There may be features within the terms of the convertible notes that are considered to be an embedded derivative and could be recorded on the balance sheet at fair value as a liability. If it is determined to be an embedded derivative, we will be required to recognize changes in the derivative’s fair value from period to period in other income (expense) in our statements of operations.

The number of shares of common stock, actual and as adjusted, shown in the table above excludes the following at June 30, 2011:

•	3,935,163 shares of our common stock issuable upon exercise of outstanding options under our stock option plans at a weighted average exercise price of $18.28 per share;

•	2,636,842 shares available for future issuance under our 2000 Equity Incentive Plan and 317,199 shares available for future issuance under our 2000 Non-Employee Directors’ Stock Option Plan;

•	1,346,384 shares available for future issuance under our 2000 Employee Stock Purchase Plan;

•	4,502,119 shares of our common stock issuable upon conversion of our 2015 notes that are outstanding (assuming that the notes had been converted as of June 30, 2011); and

•	the shares of our common stock to be reserved for issuance upon conversion of the $135.0 million of notes being offered by us in this offering.

PRICE RANGE OF COMMON STOCK

Our common stock trades on The NASDAQ Global Select Market under the symbol “ITMN.” The following table sets forth, for the periods indicated, the reported high and low intraday sales prices per share of our common stock on The NASDAQ Global Select Market:

	High	Low
Year ended December 31, 2009
First quarter	$19.12	$8.66
Second quarter	$17.22	$10.58
Third quarter	$17.55	$13.71
Fourth quarter	$15.92	$10.48
Year ended December 31, 2010
First quarter	$48.64	$12.69
Second quarter	$49.46	$8.34
Third quarter	$13.65	$8.55
Fourth quarter	$38.49	$12.45
Year ended December 31, 2011
First quarter	$47.44	$34.92
Second quarter	$51.71	$31.89
Third quarter (through September 13, 2011)	$37.45	$20.09

The reported last sale price of our common stock on The NASDAQ Global Select Market on September 13, 2011 was $24.20 per share. As of September 13, 2011, we had 201 stockholders of record. In addition, we believe that a significant number of beneficial owners of our common stock hold their shares in street name.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance our operations and do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

DESCRIPTION OF NOTES

We will issue the notes under an indenture, which is expected to be dated as of September 19, 2011, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. We refer to this indenture, as supplemented and modified by a supplemental indenture, to be dated as of the date of the initial issuance of the notes between us and the trustee, as the “indenture.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. You may request a copy of the indenture from us. A copy of the indenture will be available as described under the heading “Where You Can Find More Information” in this prospectus supplement. For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to InterMune, Inc. and not to its subsidiaries.

General

The notes:

•	will

•	be our general unsecured obligations;

•	rank equal in right of payment with our other senior unsecured indebtedness;

•	rank senior in right of payment to any indebtedness that is contractually subordinated to the notes;

•	be effectively subordinated to all of our existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors;

•

will be limited to an aggregate principal amount of $135,000,000 (or $155,250,000 if the underwriters exercise their over-allotment option to purchase additional notes in full) except as set forth below;

•	will mature on September 15, 2018 (the “maturity date”), unless earlier repurchased, redeemed or converted;

•

will be subject to optional repurchase by us at your request upon a fundamental change (as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) and to redemption by us at our option beginning on a specified date and subject to certain requirements (as described under “—Optional Redemption by the Company on or After September 20, 2015”);

•	will be issued in denominations of $1,000 and integral multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form.

As of June 30, 2011, we had no outstanding secured indebtedness and $85.0 million in outstanding senior unsecured indebtedness. As of June 30, 2011, the aggregate amount of liabilities of our subsidiaries was $4.9 million, including trade and other payables and excluding intercompany liabilities. The indenture will not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. Our subsidiaries will not guarantee any of our obligations under the notes. See “Risk Factors—Risks Related to the Notes and our Common Stock—The notes are effectively subordinated to any of our future secured debt and structurally subordinated to the liabilities of our subsidiaries.”

The notes may be converted into shares of our common stock at an initial conversion rate of 31.4465 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $31.80 per share of common stock) at any time prior to the close of business on the second scheduled trading day prior to the maturity date, unless the notes have been previously redeemed or purchased. The conversion rate is subject to adjustment if certain events occur.

We use the term “note” in this prospectus supplement to refer to each $1,000 principal amount of notes.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

Other than the restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” and “—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

No sinking fund will be provided for the notes.

We do not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the Notes; Paying Agent and Registrar

We will pay the principal of certificated notes at the office or agency designated by us. We have initially designated a corporate trust office of the trustee in New York, New York as our paying agent and registrar as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $2.0 million or less, by check mailed to the holders of such notes and (ii) to holders having an aggregate principal amount of more than $2.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay the principal of, and interest on notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

Transfer and Exchange

The following description replaces the description set forth under “Description of Debt Securities—Transfer and Exchange” in the accompanying prospectus in its entirety.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected or surrendered for conversion. In addition, we are not required to transfer or exchange any note surrendered for conversion or repurchase by us in the circumstances described under “—Optional Redemption by the Company on or After September 20, 2015” or “—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Interest

The notes will bear interest at a rate of 2.50% per year from the date of their initial issuance, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on March 15 and September 15 of each year, beginning March 15, 2012.

Interest will be paid to the person in whose name a note is registered at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Conversion Rights

General

Holders may convert their notes into shares of our common stock at any time prior to the close of business on the second scheduled trading day prior to the maturity date, unless the notes have been previously redeemed or purchased. The initial conversion rate for the notes will be 31.4465 shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $31.80 per share of our common stock.

If we have called any note for redemption, holders may surrender that note for conversion at the applicable conversion rate at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date, unless we fail to pay the redemption price (in which case a holder of notes may convert such notes until the redemption price has been paid or duly provided for). If you have already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, you may not surrender that note for conversion until you have has withdrawn the notice in accordance with the indenture.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

“Trading day” means a day during which (i) trading in our common stock generally occurs on a U.S. national securities exchange or market and (ii) there is no market disruption event (as defined below). If our common stock is not so traded, “trading day” means a “business day.”

“Market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date for the payment of interest and the interest payment date to which it relates. Our settlement of conversions as described below under “—Settlement Upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time (the “close of business”), on a regular record date for the payment of interest, holders of such notes at the close of business on the regular record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date for the payment of interest to 9:00 a.m., New York City time (the “open of business”), on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted, except that no such payment need be made:

•

if we have specified a redemption date that is after a regular record date for the payment of interest and on or prior to the second scheduled trading day following the corresponding interest payment date;

•

if we have specified a fundamental change repurchase date (as defined below) that is after a record date for the payment of interest and on or prior to the second scheduled trading day following the corresponding interest payment date;

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes; or

•	in respect of any conversions that occur after the regular record date for the payment of interest immediately preceding the maturity date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with the requirements of the preceding two paragraphs, as applicable, is the “conversion date” under the indenture.

If you have already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, you may not surrender that note for conversion until you have has withdrawn the notice in accordance with the indenture. Your right to withdraw such repurchase notice and convert the notes that are subject to such required repurchase will terminate at the close of business on the second scheduled trading day immediately preceding the relevant fundamental change repurchase date.

Settlement Upon Conversion

Upon conversion of the notes, a holder will receive, on or prior to the third trading day following the conversion date, a number of shares of common stock equal to (i) (A) the aggregate principal amount of notes to be converted, divided by (B) $1,000, multiplied by (ii) the applicable conversion rate in effect on the conversion date. Notwithstanding the foregoing, we will not deliver any fractional shares upon conversion; instead, we will deliver cash in lieu of fractional shares based on the last reported sale price of our common stock on the conversion date (or, if the conversion date is not a trading day, the next following trading day).

The “last reported sale price” of our common stock on any date means the closing per-share sale price (or if no closing per-share sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions on principal U.S. national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, the “last reported share price” of our common stock will be the last quoted bid price per share of our common stock in the over-the-counter market on the relevant trading day as reported by OTC Markets Group Inc. or another similar organization selected by us. If our common stock is not so quoted, the “last reported sale price” of our common stock will be the average of the midpoint of the last bid and ask prices for shares of our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, which may include one or more of the underwriters.

A converting holder will be deemed to be the record holder of the shares of our common stock deliverable on conversion as of the close of business on the conversion date.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), solely as a result of holding the notes, and at the same time and upon the same terms as common stockholders participate, in any of the transactions described below without having to convert their notes, as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate in effect immediately prior to the adjustment thereof in respect of such transaction, multiplied by the principal amount (expressed in thousands) of notes held by such holders.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR´	=	CRo	x	OS´
OSo

where,

CRo =

the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as the case may be;

CR´ =	the conversion rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as the case may be;

OSo =

the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as the case may be; and

OS´ =	the number of shares of our common stock that will be outstanding immediately after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be.

The foregoing adjustment to the conversion rate made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution or immediately after the open of business on the effective date of such share split or combination, as the case may be. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 45 days after the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be increased based on the following formula:

CR´	=	CRo	x	OSo + X
OSo + Y

where,

CRo =	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR´ =	the conversion rate in effect immediately after the close of business on such record date;

OSo =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including the trading day immediately preceding the date of announcement of such distribution.

The foregoing increase in the conversion rate made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be immediately decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be immediately decreased to the conversion rate that would then be in effect if such record date for such issuance had not occurred.

In determining whether any rights, options or warrants entitle the holders of shares of our common stock to subscribe for or purchase shares of our common stock at less than such average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR´	=	CRo	x	SPo
SPo - FMV

where,

CRo =	the conversion rate in effect immediately prior to close of business on the record date for such distribution;

CR´ =	the conversion rate in effect immediately after close of business on such record date;

SPo =

the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value as determined by our board of directors or a committee thereof of the shares of capital stock, evidences of indebtedness, assets or property to be distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

The foregoing increase made in the conversion rate under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, the conversion rate shall be immediately decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SPo” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive upon conversion, in respect of each $1,000 principal amount thereof, the amount and kind of our capital stock, evidences of our indebtedness or other assets or property of ours that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, where such capital stock or similar equity interest is listed or quoted on a United States national securities exchange (or will be so listed or quoted when issued), which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR´	=	CRo	x	FMVo + MPo
MPo

where,

CRo =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR´ =	the conversion rate in effect immediately after the end of the valuation period;

FMVo =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth above as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MPo =	the average of the last reported sale prices of our common stock over the valuation period.

The increase in the conversion rate made under the preceding paragraph will be determined as of the close of business on the last trading day of the valuation period but will be given effect immediately after the close of business on the record date of the spin-off; provided that in respect of any conversion during the valuation period, references with respect to the spin-off to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date of such spin-off to, and including, the conversion date in determining the applicable conversion rate. If any dividend or distribution that constitutes a spin-off is declared but not so paid or made, the conversion rate shall be immediately decreased, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or announced.

(4)	If we pay any cash dividends or distributions to all or substantially all holders of our common stock, the conversion rate will be increased based on the following formula:

CR´	=	CRo	x	SPo
SPo - C

where,

CRo =	the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR´ =	the conversion rate in effect immediately after the close of business on such record date;

SPo =

the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to holders of our common stock.

The foregoing increase in the conversion rate made under this clause (4) shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid or made, the conversion rate shall be immediately decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SPo” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive upon conversion, for each $1,000 principal amount of notes, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the record date for such dividend or distribution.

(5)

If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR´	=	CRo	x	AC + (SP´ x OS´)
OSo x SP´

where,

CRo =	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date;

CR´ =	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date;

AC =	the aggregate value of all cash and any other consideration as determined by our board of directors or a committee thereof paid or payable for shares purchased in such tender or exchange offer;

OSo =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (before giving effect to such tender offer or exchange offer);

OS´ =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP´ =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The foregoing increase in the conversion rate made under this clause (5) will be determined as of the close of business on the 10th consecutive trading day next succeeding the expiration date but will be given effect as of the close of business on the expiration date. For purposes of determining the conversion rate, in respect of any conversion during the 10 consecutive trading day-period commencing on, and including, the trading day next succeeding the expiration date, references within this clause (5) to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the relevant conversion date.

If the application of any of the foregoing formulas (other than in connection with a share combination or a readjustment provided for above) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a committee thereof, statute, contract or otherwise).

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Without limiting the preceding paragraph, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the immediately preceding bullet and outstanding as of the date the notes were first issued;

•	upon the issuance of any shares of our common stock for cash or as consideration in a merger, purchase or similar transaction;

•	for a change in the par value of our common stock;

•

upon any repurchase of shares of common stock in the open market or in privately negotiated transactions by us (including by way of accelerated share repurchase or other derivatives), in each case other than in transactions described under clause (5) above; or

•	for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment to the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) annually, on the anniversary of the first date of issue of the notes and (ii) solely with respect to the note to be converted, upon conversion of any note. Except as described in this section or in “—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change” below, we will not adjust the conversion rate.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a share split or combination);

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in each case, in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, you will be entitled thereafter to convert your notes into the same type of consideration that you would have been entitled to receive if you had held a number of shares of our common stock equal to the conversion rate then in effect immediately prior to these events.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of such a transaction that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amount of consideration actually received by such holders. We will notify holders and the trustee of the weighted average as soon as practicable after such determination is made.

Treatment of Rights

We currently do not have a preferred stock rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from our common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under “—Conversion Rate Adjustments” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Conversion Rate

We are permitted, to the extent permitted by law and subject to the listing standards of The NASDAQ Global Select Market, to increase the conversion rate of the notes by any amount for a period of at least 20 days, if our board of directors or a committee thereof determines that such increase would be in our best interest. If we make such determination, it will be conclusive and we will mail to holders of the notes a notice of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect, in accordance with applicable law. Subject to the listing standards of The NASDAQ Global Select Market, we may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Tax Effect

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income or withholding tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. Because a deemed distribution would not give rise to any cash from which any applicable withholding could be satisfied, if we pay withholding taxes on behalf of a holder we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in some circumstances, against any payments on the common stock). For a discussion of the U.S. federal income and withholding tax treatment of an adjustment to the conversion rate, see “Material United States Federal Income Tax Considerations.”

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate last reported sale prices over a span of multiple days (including with respect to the “stock price” for purposes of a make-whole fundamental change), we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, record date, effective date or expiration date of the event occurs, at any time during the period during which such prices are to be calculated. Such adjustments will be effective as of the ex-dividend date, record date, effective date or expiration date, as the case may be, of the event causing the adjustment to the conversion rate.

Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change

If the effective date (as defined below) of a fundamental change (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent during the period from, and including, the effective date of the make-whole fundamental change up to, and including, the close of business on the second scheduled trading day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 30th scheduled trading day immediately following the effective date of such make-whole fundamental change). The number of additional shares by which the conversion rate will be increased in the event of a make-whole fundamental change will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash in the make-whole fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock prices and the number of additional shares to be received by which the conversion rate for the notes will be increased per $1,000 principal amount of the notes in the event of a make-whole fundamental change:

	Stock Price

Effective Date	$24.00	$25.00	$26.00	$27.00	$28.00	$29.00	$30.00	$31.80	$35.00	$40.00	$41.34	$45.00	$50.00	$60.00	$70.00

September 19, 2011	10.2202	9.3809	8.6232	7.9116	7.3194	6.7246	6.2521	5.4289	4.3298	3.1258	2.9007	2.3364	1.7675	1.0576	0.6731

September 15, 2012	10.2202	8.8991	8.1191	7.4131	6.7967	6.2128	5.7467	4.9195	3.8420	2.6612	2.4594	1.9272	1.4167	0.8087	0.4928

September 15, 2013	10.2202	8.4293	7.6055	6.9008	6.2480	5.6497	5.1762	4.3499	3.2557	2.1460	2.0221	1.4771	1.0529	0.5591	0.3302

September 15, 2014	10.2202	7.9934	7.0723	6.3542	5.6437	5.0144	4.5032	3.6553	2.5353	1.4995	1.4640	0.9219	0.6002	0.2743	0.1699

September 15, 2015	10.2202	7.9592	6.9648	6.1201	5.3228	4.5994	3.9833	2.9421	1.5718	0.3168	0.2965	0.0000	0.0000	0.0000	0.0000

September 15, 2016	10.2202	8.4027	7.3372	6.3792	5.5484	4.8521	4.1041	3.0706	1.6163	0.1106	0.3291	0.0000	0.0000	0.0000	0.0000

September 15, 2017	10.2202	8.6339	7.5307	6.5490	5.6687	4.8769	4.1701	3.0509	1.5844	0.2215	0.0169	0.0000	0.0000	0.0000	0.0000

September 15, 2018	10.2202	8.5535	7.0150	5.5905	4.2677	3.0362	1.8868	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $70.00 per share, subject to adjustment, no additional shares will be added to the conversion rate.

•	If the stock price is less than $24.00 per share, subject to adjustment, no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 41.6667 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

In the event of a conversion of notes in connection with a make-whole fundamental change that results in an adjustment of the Conversion Rate, a holder may be deemed to have received a distribution subject to U.S. federal income tax as a dividend. Because a deemed distribution would not give rise to any cash from which any applicable withholding could be satisfied, if we pay withholding taxes on behalf of a holder we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in some circumstances, against any payments on the common stock). See “Material United States Federal Income Tax Considerations.”

Optional Redemption by the Company on or After September 20, 2015

Beginning September 20, 2015, we may redeem any or all of the notes, except for the notes that we are required to repurchase as provided under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” in cash at the redemption price, provided that the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending within 10 trading days immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price in effect on each such trading day. The redemption price will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Any notes redeemed by us will be paid for in cash.

We will give notice of redemption not more than 60 calendar days but not less than 30 calendar days prior to the redemption date to each record holder of notes to be redeemed at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that you have a right to convert the notes called for redemption upon satisfaction of the requirements therefor set forth in the indenture, and the conversion rate then in effect; and

•	the time at which your right to convert the notes called for redemption will expire, which will be the close of business on the second scheduled trading day immediately preceding the redemption date.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, on a pro rata basis or by another method the trustee considers reasonable, fair and appropriate. If a portion of your notes is selected for redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

If notes are redeemed on a date that is after a regular record date for the payment of interest and prior to the corresponding interest payment date, we will not pay accrued interest to the holder of notes being redeemed, and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such regular record date.

In the event of any redemption in part, we shall not be required to (i) issue, register the transfer of or exchange any notes during a period beginning at the open of business 15 days before any selection for redemption of notes and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be redeemed or (ii) register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes being redeemed in part.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the applicable redemption price with respect to such notes).

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a fundamental change occurs at any time, you will have the right, at your option, to require us to repurchase all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 20 nor more than 35 business days after the date of the fundamental change repurchase right notice (as defined below). The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date, unless such fundamental change repurchase date falls after a regular record date for the payment of interest and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on such regular record date. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing, or we otherwise become aware, that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)

the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)	our common stock (or other common stock or common equity interests underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clauses (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock or common equity interests that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights.

After the occurrence of a fundamental change, but on or before the 15th day following such occurrence, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right, if any (the “fundamental change repurchase right notice”). Such fundamental change repurchase right notice shall state, among other things:

•	the events causing a fundamental change and whether such fundamental change also constitutes a make-whole fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right, if applicable;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes, if applicable.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The fundamental change repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase price and fundamental change repurchase features, however, are not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

To exercise your fundamental change repurchase right, you must deliver, a repurchase notice to the paying agent between the date of the fundamental change repurchase right notice, as applicable, and the second scheduled trading day prior to the fundamental change repurchase date, as applicable, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the second scheduled trading day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date, as applicable, or the time of book-entry transfer or the delivery of the notes. Subject to a holder’s right to receive interest on the related interest payment date where the fundamental change repurchase date, as applicable, falls between a regular record date for the payment of interest and the interest payment date to which it relates, if the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, as applicable, then:

•	the notes will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

•

all other rights of the holder will terminate other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest, if any, upon delivery or transfer of the notes.

In connection with any repurchase offer pursuant to a fundamental change repurchase right notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes,

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture. No notes may be repurchased on any date at the option of holders on a fundamental change repurchase date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the applicable fundamental change repurchase price with respect to such notes).

We may not have enough cash to repay the applicable fundamental change repurchase price. See “Risk Factors—Risks Related to the Notes and our Common Stock—We may not have the ability to raise the funds necessary to finance any required repurchases of our outstanding 2015 notes or the notes offered hereby, which would constitute an event of default under the indentures.”

Consolidation, Merger and Sale of Assets

The following description replaces the description set forth under “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus in its entirety.

The indenture provides that we will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if not us, is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person, if not us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, ours under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above. Furthermore, there is no precise, established definition of the phrase “all or substantially all” of our properties and assets under applicable law. Accordingly, there may be uncertainty as to whether the provisions described above (or under “—Conversion Rights—Conversion Rate Adjustments—Recapitalizations, Reclassifications and Changes of Our Common Stock”, “—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change” or “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) would apply to a conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets.

Events of Default

The following description replaces the description set forth under “Description of Debt Securities—Events of Default” in the accompanying prospectus in its entirety.

Each of the following is an event of default:

(1)	default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(3)	default in our obligation to deliver shares of common stock required to be delivered upon conversion of the notes, together with cash in lieu thereof in respect of any fractional shares, upon conversion of any notes and the default continues for three business days;

(4)	failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets;”

(5)	failure by us to comply with our notice obligations under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”;

(6)	failure by us for 60 days after written notice from the trustee or the holders of at least 25% principal amount of the notes then outstanding has been received by us to comply with any of our other agreements contained in the notes or indenture;

(7)	default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $35,000,000 in the aggregate of the Company and/or any such subsidiary, whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable, and such debt has not been discharged in full or such declaration rescinded or annulled within 60 days or (ii) from a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such defaulted payment shall not have been made, waived or extended within 60 days;

(8)	a final judgment for the payment of $35,000,000 or more (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries, which judgment is not discharged, stayed, vacated, paid or otherwise satisfied within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(9)	certain events of bankruptcy, insolvency or reorganization of the Company or any of our significant subsidiaries (as defined below) (the “bankruptcy provisions”).

A “significant subsidiary” is a subsidiary that is a “significant subsidiary” as defined under Rule 1-02(w) of Regulation S-X under the Exchange Act; provided that, in the case of a subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such subsidiary shall not be deemed to be a significant subsidiary unless the subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $35,000,000.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions, (except with respect to any significant subsidiary) the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to our failure to comply with our obligations as set forth under “—Reports” below will, for the first 360 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to (i) 0.25% per annum of the principal amount of the notes outstanding for each day during the 180-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs and (ii) 0.50% per annum of the principal amount of the notes outstanding for each day during the 180-day period on which such event of default is continuing beginning on, and including, the 181st day on which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 361st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 361st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above. In no event shall additional interest payable pursuant to the foregoing election accrue at a rate per year in excess of the applicable rate specified in the immediately preceding paragraph pursuant to the indenture, regardless of the number of events or circumstances giving rise to requirements to pay such additional interest pursuant to this paragraph. With regard to any event of default relating to our failure to comply with our obligations as set forth under “—Reports” below, no additional interest shall accrue after such event of default has been cured.

In order to elect to pay the additional interest as the sole remedy during the first 360 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 360-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

The holders of a majority principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or failure to deliver amounts due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes or failure to deliver amounts due upon conversion that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due or to receive amounts due to it upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60 day period.

Subject to certain restrictions, the holders of a majority principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or conversion default, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute a default, the status of those events and what action we are taking or propose to take in respect thereof.

Payments of any fundamental change repurchase price, redemption price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

The following description replaces the description set forth under “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus in its entirety.

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority principal amount of the notes then outstanding, including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the rate, or extend the stated time for payment, of interest on any note;

(3)	reduce the principal, or extend the stated maturity, of any note;

(4)	make any change that adversely affects the conversion rights of any notes;

(5)	reduce any fundamental change repurchase price or redemption price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	change the place or currency of payment of principal or interest in respect of any note;

(7)	impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8)	adversely affect the ranking of the notes as our senior unsecured indebtedness; or

(9)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions if such change adversely affects the rights of holders of the notes.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1)	cure any ambiguity, omission, defect or inconsistency, including to eliminate any conflict with the terms of the Trust Indenture Act;

(2)	provide for the assumption by a successor corporation of our obligations under the indenture;

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6)	provide for the conversion of notes in accordance with the terms of the indenture;

(7)	make any change that does not adversely affect the rights of any holder (other than any holder that consents to such change);

(8)	comply with any requirement of the Commission in connection with any qualification of the indenture under the Trust Indenture Act; or

(9)	conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the issuer free writing prospectus related to the offering of the notes.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

The following description replaces the description set forth under “Description of Debt Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” in the accompanying prospectus in its entirety.

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any fundamental change repurchase date or redemption date, or upon conversion or otherwise, cash and/or (in the case of conversion) shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee, security registrar, paying agent and conversion agent.

Form, Denomination and Registration

The notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and multiples of $1,000.

Reports

The indenture provides that any documents or reports that we are required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the Commission (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the Commission via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

If at any time we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will provide the trustee and the holders of the notes with annual and quarterly reports containing substantially the same information as would have been required to be filed with the Commission had we continued to have been subject to such reporting requirements. In such event, such annual and quarterly reports shall be provided at the times we would have been required to provide reports had it continued to have been subject to such reporting requirements.

Global Notes, Book-Entry Form

The notes will be evidenced by one or more global notes. We will deposit the global note or notes with DTC and register the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay interest on, and the redemption price and the fundamental change repurchase price, if any, with respect to a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, redemption date or fundamental change repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC (i) notifies us that it is at any time unwilling or unable to continue as depositary or (ii) ceases to be registered as a clearing agency under the Exchange Act of 1934, as amended, or the Exchange Act, and, in either case, a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in certificated form in exchange for such interest if an event of default has occurred and is continuing. We may also exchange beneficial interests in a global note for one or more certificated securities registered in the name of the owner of the beneficial interest if we and the owner of such beneficial interest agree to such exchange.

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Governing Law

The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

CONCURRENT COMMON STOCK OFFERING

Concurrently with this notes offering, we are offering 4,000,000 shares of our common stock to the public (or a total of 4,600,000 if the underwriters exercise their option in full to purchase additional shares) pursuant to a separate prospectus supplement. Through this offering and our concurrent common stock offering we intend to raise gross proceeds of approximately $221.9 million based on the public offering price of $24.00 per share in our common stock offering (up to $255.2 million if the underwriters exercise in full their option to purchase additional shares and their over-allotment option to purchase additional notes, in the offerings). This notes offering is not contingent upon our common stock offering and our common stock offering is not contingent upon this notes offering. We cannot assure you that our common stock offering will be completed.

UNDERWRITING

The company and the underwriters named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase notes in the principal amounts indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$62,100,000
J.P. Morgan Securities LLC.	45,900,000
JMP Securities LLC	6,750,000
Leerink Swan LLC	6,750,000
Oppenheimer & Co. Inc.	6,750,000
Wells Fargo Securities, LLC	6,750,000

Total	$135,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the over-allotment option described below unless and until this option is exercised.

If the underwriters sell more notes than the total principal amount set forth in the table above, the underwriters have an option to buy up to an additional $20,250,000 in aggregate principal amount of the notes from us. They may exercise that over-allotment option for 30 days. If any notes are purchased pursuant to this over-allotment option, the underwriters will severally purchase the notes in approximately the same proportion as set forth in the table above.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before estimated offering expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option to purchase additional notes.

	Per Note	No Exercise	Full Exercise
Public offering price	100%	$135,000,000	$155,250,000
Underwriting discounts and commissions	3.0%	$4,050,000	$4,657,500
Proceeds, before expenses, to us	97.0%	$130,950,000	$150,592,500

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

The company and each of its directors and executives have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives. With respect to the company, this agreement does not apply to issuances of common stock pursuant to employee equity incentive plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this offering, the sale and issuance of the notes in this offering and the issuance of common stock upon the conversion of the notes, or the sale and issuance of 4,000,000 shares of common stock (or up to 4,600,000 shares of common stock if the underwriters exercise in full their option to purchase additional shares) in the company’s concurrent common stock offering. With respect to the company’s directors and executives, this agreement does not apply to (i) transfers as bona fide gifts or by will or intestacy, provided that each donee, transferee or distributee agrees to be bound in writing by the restrictions of the lock-up agreement, (ii) to any trust for the direct or indirect benefit of the individual subject to the agreement or his or her immediate family, provided that the trustee of the trust agrees to be bound in writing by the restrictions of the lock-up agreement, and provided further that such transfer will not involve a disposition for value, (iii) shares sold, or tendered to the company or withheld by the company for tax withholding purposes in connection with the vesting of equity awards that are subject to a taxable event upon vesting, (iv) pursuant to a written contract, instruction or plan complying with Rule 10b5-1 under the Exchange Act, provided the plan has been entered into prior to the date of the lock-up agreement and is not amended or modified during the lock-up period, (v) with the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities LLC on behalf of the Underwriters, (vi) exercise any options to acquire common stock of the company pursuant to employee benefits plans, provided any shares of common stock received upon such exercise shall be subject to the terms of the agreement, and (vii) establish a trading plan that complies with Rule 10b5-1 under the Exchange Act for the sale or other disposition of shares of common stock, provided that such plan does not permit any transaction related to shares of common stock during the 90-day lock-up period. The 10b5-1 sales plans provide for sales based on a range of price thresholds. Accordingly, the number of shares that will be sold under these plans during the 90-day lock-up period is dependent upon our stock price after the offering. For reference, no shares would be sold under these plans during the anticipated 90-day lock-up period at prices at or below $24.00 per share, the public offering price of the shares in our concurrent common stock offering, and up to 480,466 shares would be sold under these plans during the lock-up period at prices above $30.00 but less than $35.00 per share. Goldman, Sachs & Co. and J.P. Morgan Securities LLC, in their discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 1.8% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. We have been advised by the representatives of the underwriters that certain underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with this offering, the underwriters may purchase and sell notes and shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because Goldman, Sachs & Co. or J.P. Morgan Securities LLC have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes or our common stock. As a result, the price of the notes and the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any of the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC, and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that our share of the total expenses of this offering and our concurrent common stock offering, excluding underwriting discounts and commissions, will be approximately $500,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. The underwriters are acting as underwriters in our concurrent common stock offering for which they will receive customary underwriting discounts and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted, but does not purport to be a comprehensive description of all the tax consequences that may be applicable to an investment in the notes or the common stock. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought, nor will we seek, any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or common stock or that any such position would not be sustained. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a beneficial owner who purchased the note on original issuance at its “issue price” (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•

tax consequences to persons holding notes or common stock as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift tax consequences, if any.

If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership, or any entity treated as a partnership for U.S. federal income tax purposes) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to some non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in some circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payment of Interest

It is anticipated, and this discussion assumes, that the notes will be issued for an amount equal to the principal amount. In such case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Additional Amounts

As described under the heading “Description of Notes—Events of Default,” we may be required to pay additional interest on the notes in certain circumstances. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of the possibility of such additional payments. This position is based in part on assumptions regarding the possibility, as of the date of issuance of the notes, that such additional amounts will have to be paid. Assuming such position is respected, any additional interest paid to you as described under “Description of Notes—Events of Default” would be taxable as additional ordinary income when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.

Our determination regarding these additional payments is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of your income and the timing of our deductions with respect to the notes.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Except as provided below under “Consequences to U.S. Holders—Conversion of Notes” a U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note (including any purchase of the notes by us pursuant to an optional repurchase or in the case of a fundamental change) equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, exchange, redemption or other taxable disposition and such U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note, plus the amount, if any, included in income upon an adjustment to the conversion rate of the notes, as described below under “Consequences to U.S. Holders—Conversion of Notes.” Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder held the note for more than one year, such U.S. holder’s gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a reduced rate of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of Notes

A U.S. holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to common stock received that is attributable to accrued interest (which will be taxable as ordinary interest income) and except with respect to cash received in lieu of a fractional share of common stock. Such holder’s tax basis in the common stock received on conversion of a note will be the same as such holder’s adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share), and the holding period for the common stock received on conversion will generally include the holding period of the note converted. However, a U.S. holder’s tax basis in shares of common stock treated as attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin on the day after the date the notes are converted.

Cash received in lieu of a fractional share of our common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, a U.S. holder will generally recognize capital gain (measured by the difference between the cash received for the fractional share and such holder’s adjusted tax basis allocated to such fractional share) upon the receipt of cash in lieu of a fractional share of common stock.

Distributions

Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by individuals, for taxable years beginning before January 1, 2013, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided applicable holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in specified circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Some of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a fundamental change may be treated as a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain as described in “—Distributions” above. U.S. holders should consult their tax advisors as to whether such deemed distributions are eligible for the preferential rates of U.S. federal income tax applicable in respect of dividends received or the dividends received deduction. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in some circumstances, against any payments on the common stock).

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long- term capital gain or loss if the U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a reduced rate of federal income tax. The deductibility of capital losses is subject to limitations.

Possible Effect of the Change in Conversion Consideration After a Change in Control

In some situations, we may provide for the conversion of the notes into shares of an acquirer. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. You should consult your tax advisor regarding the U.S. federal income tax consequences of such an adjustment.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale, exchange, redemption or other disposition of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that:

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•

either (a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through specified foreign intermediaries or specified foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

If we are required to pay additional interest as described under the heading “Description of Notes—Events of Default”, such payments of additional interest may be subject to U.S. withholding tax at a rate of 30%, unless the applicable paying agent receives proper certifications from the non-U.S. holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty, or that such payments are effectively connected with such holder’s conduct of a trade or business in the United States, each as described above. If taxes are withheld from any payment of additional interest, non-U.S. holders should consult their own tax advisors regarding whether they would be entitled to a refund of any tax withheld.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to shares of our common stock (and any deemed dividends resulting from some adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under some circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in some circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Notes or Shares of Common Stock

Gain realized by a non-U.S. holder on the sale, exchange, certain redemptions or other taxable disposition of a note or common stock will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and other conditions are met; or

•

we are or have been a “U.S. real property holding corporation,” or a USRPHC for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.

If you are a non-U.S. holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption or other taxable disposition of a note or common stock, generally in the same manner as if you were a U.S. holder. If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption or other taxable disposition of a note or common stock (which gain may be offset by U.S. source capital losses), even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. We believe that we are not and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Any amounts (including common stock) which a non-U.S. holder receives on a sale, exchange, redemption or other taxable disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to Non-U.S. Holders—Payments of Interest.”

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders—Payments of Interest” has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through specified U.S.-related financial intermediaries, unless the statement described above has been received (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Foreign Accounts

Under legislation enacted in 2010, withholding taxes may be imposed on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and proceeds of the sale of common stock to U.S. holders who own the shares through foreign accounts or foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. IRS guidance indicates that, under future regulations, this withholding will apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common stock made on or after January 1, 2015. Prospective investors should consult their tax advisors regarding this legislation.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Cooley LLP, Palo Alto, California, is acting as counsel to the underwriters in connection with certain legal matters relating to the notes being offered hereby.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the Commission under the Securities Act, and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our public filings are also available to the public at the Commission’s web site at http://www.sec.gov.

The Commission allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below (Commission File No. 0-29801) and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Commission on March 9, 2011;

•

The information specifically incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2010 from our definitive proxy statement on Schedule 14A, filed with the Commission on April 8, 2011;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2011 filed with the Commission on May 10, 2011;

•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2011 filed with the Commission on August 9, 2011;

•	Our current reports on Form 8-K filed on March 3, 2011, May 12, 2011 and September 12, 2011 (other than the information in the current report furnished under Item 7.01); and

•

The description of our common stock contained in our registration statement on Form 8-A filed with the Commission on March 6, 2000, including any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and accompanying prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Investor Relations Department at InterMune, Inc., at 3280 Bayshore Boulevard, Brisbane, CA 94005, telephone: (415) 466-2200.

PROSPECTUS

InterMune, Inc.

Common Stock, Preferred Stock,

Debt Securities and Warrants

From time to time, we may offer the securities described in this prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.

We will provide the specific terms of these offerings and securities in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “ITMN.” On September 9, 2011, the closing price of our common stock was $26.08.

We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select, or through a combination of these methods. If we use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND CERTAIN OF OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED UNDER “RISK FACTORS” ON PAGE 4.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 12, 2011.

IMPORTANT NOTICE ABOUT THE INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition and results of operations may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration process. Under this shelf registration process, we are registering an unspecified amount of each class of the securities described in this prospectus, and we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. To the extent that this prospectus is used by any securityholder to resell any securities, information with respect to the securityholder and the terms of the securities being offered will be contained in a prospectus supplement. Any prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the prospectus supplement. This prospectus, together with the applicable prospectus supplements, any applicable free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to the securities we may offer. Please carefully read both this prospectus and the applicable prospectus supplement and any applicable free writing prospectus, together with the documents incorporated by reference into this prospectus described below under the heading “Where You Can Find More Information,” before making a decision to purchase any of our securities.

The prospectus supplement will describe: the specific terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation, and the other specific material terms related to the offering of the securities. The prospectus supplement may also contain information, where applicable, about U.S. federal income tax considerations relating to the securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

As used in this prospectus, “InterMune,” “Company,” “we,” “our” or “us” refer to InterMune, Inc. and its subsidiaries on a consolidated basis, unless otherwise indicated.

ABOUT INTERMUNE

We are a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and fibrotic diseases. Pulmonology is the field of medicine concerned with the diagnosis and treatment of lung conditions. We have an advanced-stage product candidate in pulmonology, pirfenidone, that was granted marketing authorization effective February 2011 in all 27 member countries of the European Union, or EU, for the treatment of adults with mild to moderate idiopathic pulmonary fibrosis, or IPF. We are preparing for commercial launch of pirfenidone in the EU under the trade name Esbriet®. We currently expect to launch Esbriet® first in Germany in September 2011. We are also pursuing the registration of pirfenidone to treat IPF in the United States. After reviewing various regulatory and clinical development options and following our discussions with the U.S. Food and Drug Administration, or FDA, we commenced an additional pivotal Phase 3 clinical study of pirfenidone in IPF in July 2011, known as the ASCEND trial, which is expected to be completed in mid-2013. The results of the ASCEND trial will supplement the existing Phase 3 clinical study data from our CAPACITY clinical trials to support the potential registration of pirfenidone to treat IPF in the United States. In addition, we currently have rights to one approved and marketed product, Actimmune, which is approved in the United States and numerous other countries for the treatment of chronic granulomatous disease and severe, malignant osteopetrosis. Previously, we also focused on the field of hepatology, which is concerned with the diagnosis and treatment of disorders of the liver. We have a hepatology portfolio of small molecule compounds that are currently in the pre-clinical research stage. However, in May 2011, we announced that we no longer plan to invest further in the field of hepatology.

We were incorporated in California in 1998 and reincorporated in Delaware in 2000 in connection with our initial public offering. On April 26, 2001, we changed our name from InterMune Pharmaceuticals, Inc. to InterMune, Inc. Our principal executive offices are located at 3280 Bayshore Boulevard, Brisbane, California 94005. Our telephone number is (415) 466-2200. Our website address is www.intermune.com. Information contained in our website is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 that we filed with the Commission, but the registration statement includes additional information and also attaches exhibits that are referenced in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and the securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the Commission referred to above. We maintain a website at www.intermune.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act with the Commission free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Commission. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below (Commission File No. 0-29801) and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering (other than current reports furnished under Item 2.02 or 7.01 of Form 8-K and exhibits filed on such form that are related to such items):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Commission on March 9, 2011;

•

The information specifically incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2010 from our definitive proxy statement on Schedule 14A, filed with the Commission on May 10, 2011;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2011 filed with the Commission on May 10, 2011;

•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2011 filed with the Commission on August 9, 2011;

•	Our current reports on Form 8-K filed with the Commission on March 3, 2011, May 12, 2011 and September 12, 2011; and

•

The description of our common stock contained in our registration statement on Form 8-A filed with the Commission on March 6, 2000, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference or deemed incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference or deemed incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Investor Relations Department at InterMune, Inc., at 3280 Bayshore Boulevard, Brisbane, California 94005, telephone: (415) 466-2200.

FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus and any prospectus supplement or free writing prospectus may include “forward-looking statements.” We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” “continue” or the negative of such terms or similar words or expressions. These forward-looking statements may also use different phrases. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	product and product candidate development;

•	the market or markets for our products or product candidates;

•	the ability of our products to treat patients in our markets;

•	the ability to achieve certain pricing and reimbursement levels for our product in various countries in the EU and elsewhere;

•	timing and expectations of our clinical trials and when our products or product candidates may be marketed;

•	opportunities to establish development or commercial alliances;

•	commercial launch preparations, including the timing of launches in the various EU jurisdictions and the implementation of the infrastructure required for the commercial launches;

•

the scope and enforceability of our intellectual property rights, including the anticipated durations of patent protection and marketing exclusivity in the EU, United States and other jurisdictions, and including claims that we or our collaborators may infringe third party intellectual property rights or otherwise be required to pay license fees and or royalties under such third party rights;

•	governmental regulation and approval;

•	requirement of additional funding to complete research and development and commercialize products;

•	liquidity and sufficiency of our cash resources;

•	future revenue, including those from product sales and collaborations, adequacy of revenue reserve levels, future expenses, future financial performance and trends;

•	our future research and development expenses and other expenses; and

•	our operational and legal risks.

All forward-looking statements are based on information currently available to us. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, incorporated by reference herein, before making an investment decision. For more information, see “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

Other than with respect to the year ended December 31, 2010, our earnings are inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage deficiency for each of the years ended December 31, 2009, 2008, 2007 and 2006, and the six month period ended June 30, 2011. Other than as set forth the year ended December 31, 2010 (appearing in the footnote below), we have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding. We have derived the deficiency of earnings to cover fixed charges and, with respect to the year ended December 31, 2010, our ratio of earnings to fixed charges from our historical consolidated financial statements. The following should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein. See Exhibit 12.1 hereto for additional detail regarding the computation of the deficiency of earnings to cover fixed charges and, with respect to the year ended December 31, 2010, ratio of earnings to fixed charges.

	Year Ended December 31,						Six Months Ended June 30,
(in millions)	2006	2007	2008	2009	2010		2011
Deficiency of earnings available to cover fixed charges	$(115.5)	$(107.3)	$(106.6)	$(113.9)	(A	)	$(72.0)

(A)	For the year ended December 31, 2010, our ratio of earnings to fixed charges was 14.1x. Total revenue for the year ended December 31, 2010 includes $175.0 million from the sale of our worldwide development and commercialization rights to danoprevir to Roche in October 2010, which is characterized as collaboration revenue in our consolidated statement of operations for 2010. We currently do not have any preferred stock outstanding and we have not paid any dividends on preferred stock, therefore, the ratio of earnings to fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include funding research and development, increasing our working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to our own, and capital expenditures. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, copies of which are on file with the Commission as exhibits to documents previously filed by us. See “Where You Can Find More Information.”

We have authority to issue 100,000,000 shares of common stock, $0.001 par value per share. As of September 6, 2011, we had 60,770,323 shares of common stock outstanding.

Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock may receive ratably any dividends that the board of directors may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of preferred stock that may be outstanding. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be issued under this prospectus will be fully paid and non-assessable.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

The following paragraphs summarize certain provisions of the Delaware General Corporation Law, or the DGCL, and our Certificate of Incorporation and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to our Certificate of Incorporation and Bylaws, copies of which are on file with the Commission and are exhibits to documents previously filed by us. See “Where You Can Find More Information.”

Our amended and restated certificate of incorporation, as amended, or Certificate of Incorporation, and our amended and restated bylaws, or Bylaws, contain provisions that, together with the ownership position of our officers, directors and their affiliates, could discourage potential takeover attempts and make it more difficult for stockholders to change management, which could adversely affect the market price of our common stock.

Director Liability

Our Certificate of Incorporation limits the personal liability of our directors to our company and our stockholders to the fullest extent permitted by applicable law. The inclusion of this provision in our Certificate of Incorporation may reduce the likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against our directors for breach of their duty of care.

Stockholder Action and Meetings of Stockholders

In addition, our Certificate of Incorporation and Bylaws provide that stockholders wishing to propose business to be brought before a meeting of stockholders will be required to comply with various advance notice requirements. In addition, a special meeting of the stockholders may only be called by our Chairman, our Chief Executive Officer or a resolution adopted by a majority of the total number of directors. Finally, our Certificate of Incorporation and Bylaws will not permit stockholders to take any action without a meeting.

Classified Board of Directors

Our Certificate of Incorporation provides for the board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. The classified board provision will help to assure the continuity and stability of the board of directors and the business strategies and policies of

InterMune as determined by the board of directors. The classified board provision could have the effect of discouraging a third party from making a tender offer or attempting to obtain control of us. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that such stockholder became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. Section 203 may also discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Listing on the NASDAQ Global Select Market

Our common stock is listed on The NASDAQ Global Select Market under the symbol “ITMN.”

DESCRIPTION OF PREFERRED STOCK

We have authority to issue 5,000,000 shares of preferred stock, $0.001 par value per share. As of September 6, 2011, we had no shares of preferred stock outstanding.

General

Under our Certificate of Incorporation, our board of directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more classes or series. Prior to the issuance of shares of each series, the board of directors is required by the DGCL and our Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following:

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions);

•	dividend rights and rates;

•	dissolution;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests.

We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material and/or special United States Federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•

any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

Transfer Agent and Registrar

The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “InterMune,” “we,” “our” or “us” refer to InterMune, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of the debt securities, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, at the option of the holders or at our option, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange if the securities are redeemed; and

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities.(Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any debt security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of us; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense that might be incurred by it in exercising such right of power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series;

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered satisfactory indemnity or security, to the trustee to institute the proceeding as trustee; and

•

the trustee has failed to institute the proceeding within 60 days after receipt of such request and offer of indemnity, and the trustee has not received from the holders of a majority in principal amount of outstanding debt securities of that series a direction inconsistent with that request within such 60 day period.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each holder of the securities of that series notice of a Default or Event of Default within 90 days after the trustee obtains knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may otherwise modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. However, we may not make any modification or amendment without the consent of each holder affected if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security when the redemption is made at our option. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged on the 91st day following the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the dates those installments or payments are due under the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee, in trust, money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

•

direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof. (Section 1.1)

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York. (Section 10.10)

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of debt securities, preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the price at which each share of debt securities, preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act of 1933, as amended. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post—effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF

THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS

The following paragraphs summarize certain provisions of the DGCL and the Company’s Certificate of Incorporation and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to the Company’s Certificate of Incorporation and Bylaws, copies of which are on file with the Commission as exhibits to documents previously filed by us. See “Where You Can Find More Information.”

Our Certificate of Incorporation and Bylaws contain provisions that, together with the ownership position of the officers, directors and their affiliates, could discourage potential takeover attempts and make it more difficult for stockholders to change management, which could adversely affect the market place of our common stock.

Our Certificate of Incorporation limits the personal liability of our directors to InterMune and our stockholders to the fullest extent permitted by the DGCL. The inclusion of this provision in our Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

Our Bylaws provide that special meetings of stockholders can be called only by the board of directors, the Chairman of the board of directors or the Chief Executive Officer. Stockholders are not permitted to call a special meeting and cannot require the board of directors to call a special meeting. Any vacancy on the board of directors resulting from death, resignation, removal or otherwise or newly created directorships may be filled only by vote of the majority of directors then in office, or by a sole remaining director. Our Bylaws also provide for a classified board. See “Description of Common Stock.”

We are subject to the “business combination” statute of the DGCL, an anti-takeover law enacted in 1988. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder,” for a period of three years after the date of the transaction in which a person became an “interested stockholder,” unless:

•	prior to such date the board of directors of the corporation approved either the “business combination” or the transaction which resulted in the stockholder becoming an “interested stockholder;”

•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to such date the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of a least 66% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the “interested stockholders.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock. Although Section 203 permits us to elect not to be governed by its provisions, we have not made this election. As a result of the application of Section 203, potential acquirers of InterMune may be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

LEGAL MATTERS

Certain legal matters with respect to the common stock offered hereby have been passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

$135,000,000

InterMune, Inc.

2.50% Convertible Senior Notes

due 2018

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.	J.P. Morgan

JMP Securities

Leerink Swann

Oppenheimer & Co.

Wells Fargo Securities